                                                              Exhibit 10.1



                   AMENDMENT TO THE STOCK PURCHASE AGREEMENT



         This AMENDMENT (the "Amendment"), dated October 17, 1997, amends the Stock Purchase Agreement by and among RHONE-POULENC CHIMIE S.A. ("Seller"), LII Europe S.A.R.L. ("Buyer"), LAROCHE INDUSTRIES INC. ("Guarantor") and RHONE L S.A.S. (now named ChlorAlp) ("Company"), in accordance with Section 11.2 of the Stock Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.


                              W I T N E S S E T H:


         WHEREAS, Seller contributed to the Company on September 1, 1997, pursuant to the Transfer Agreement dated July 29, 1997, by means of a partial asset contribution subject to the regime of article 817-1 of the French tax code, a complete and autonomous branch of activity specializing in research, design, manufacturing and marketing of chlorine, bleach soda, as well as brine mining activity, made up of various assets and liabilities;

         WHEREAS, Seller, Buyer, Guarantor and Company have entered into the Stock Purchase Agreement; and

         WHEREAS, Seller, Buyer, Guarantor and Company desire to amend the Stock Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:


1.       Amendment to Section 11.5 of the Stock Purchase Agreement.

         Section 11.5 of the Stock Purchase Agreement shall be amended by adding the following clauses:

"(d) In the event that the tax regime regarding registration duties shall be challenged by any Governmental Entity on the basis of the provisions ofarticles 719 and 720 of the French tax code, imposing a tax reassessment on the Company or Buyer, Seller undertakes to indemnify the Company or Buyer, as the case may be, for the amount of registration duties effectively assessed, including penalties and late payment interest [as well as reasonable attorney fees]. The amount of the indemnification shall be reduced by the value of any tax benefit or tax savings realized or reasonably expected to be realized as a result of the tax reassessment and the payment of any attorney fees in connection therewith.


(e) The indemnification under paragraph (d) above shall survive until December 31, 2007, corresponding to the tax authorities' statute of limitation with respect to registration duties in application of articles L. 180 and L. 186 of the French book of tax procedures.


(f) The indemnification given by Seller under paragraph (d) above shall not apply if the tax reassessment arises out of the contribution or transfer of the constructions in process (" immobilisations en cours").


(g) Guarantor, Buyer and the Company agree to cooperate with Seller if any Governmental Entity attempts such tax reassessment. Guarantor, Buyer, the Company and Seller, prior to making any communication to any Governmental Entity, shall agree on the terms of any such communication. Guarantor, Buyer or the Company shall not settle or compromise without the written consent of Seller, which consent shall not be unreasonably withheld or delayed."


2.       Confidentiality.

         Guarantor, Buyer, the Company and Seller undertake to maintain the terms of this Amendment in confidence and not to disclose or communicate its terms to any third party, except that they may communicate this Amendment to their respective advisers. Any holder of this Amendment is hereby also instructed to keep confidential the terms of this Amendment.


3.       Counterparts.

         This Amendment may be executed in one or more counterparts, each of which shall be considered one and the same instrument.


4.       Governing Law.

         This Amendment shall be governed and construed in accordance with
Section 11.4 of the Stock Purchase Agreement.

5.       Effect of Amendment.

5.1 Except as amended hereby, the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect.

5.2 This Amendment shall not apply to facts and circumstances covered by the guarantee signed on August 1st, 1997 by Guarantor and Buyer, the provisions of which shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.


RHONE-POULENC CHIMIE S.A.                [with manuscript mention
By:   Daniel Humbert                     "bon pour garantie
      /s/ Daniel Humbert                 sans faculte de revocation"]



LII EUROPE S.A.R.L.
By:   Bertrand Pinet
      /s/ Bertrand Pinet



LAROCHE INDUSTRIES INC.
By:   William G. Osborne
      /s/ William G. Osborne


CHLORALP S.A.S.
By:   Marc Polaud
      /s/ Marc Polaud

                              AMENDMENT TO THE

                          STOCK PURCHASE AGREEMENT


                                 dated as of
                              October 17, 1997


                                    Among


                              LII EUROPE S.A.R.L.
                                    as Buyer


                            LAROCHE INDUSTRIES INC.
                                  as Guarantor


                           RHONE-POULENC CHIMIE S.A.
                                   as Seller


                                      And


                                CHLORALP S.A.S.
                          as the Issuer of the Shares

                   AMENDMENT TO THE STOCK PURCHASE AGREEMENT


                 This AMENDMENT (the "Amendment"), dated October 17, 1997, amends the Stock Purchase Agreement by and among RHONE-POULENC CHIMIE S.A. ("Seller"), LII Europe S.A.R.L. ("Buyer"), LAROCHE INDUSTRIES INC. ("Guarantor") and RHONE L S.A.S. (now named CHLORALP S.A.S.) ("Company"), in accordance with Section 11.2 of the Stock Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Stock Purchase Agreement.


                              W I T N E S S E T H:


         WHEREAS, Seller, Buyer, Guarantor and Company have entered into the Stock Purchase Agreement; and

         WHEREAS, Seller, Buyer, Guarantor and Company desire to amend the Stock Purchase Agreement;

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:


         1. Article 1 shall be amended by deleting the existing text in its entirety and substituting the following text:


                                  "ARTICLE 1"

                          PURCHASE AND SALE OF SHARES


         1.1 Sale of Shares. Subject to the terms and conditions hereof, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, on the Closing Date, 1,513,620 of the Shares, representing 50% of the Shares.

         1.2 Purchase Price and Payment. (a) The purchase price ("Purchase Price") for the Shares to be purchased hereunder shall be one hundred twenty three million five hundred thirty two thousand eight hundred seventy four French Francs (FF 123,532,874) (as calculated pursuant to Schedule 1.2) and shall be payable at Closing (as defined in Section 5.1). The Purchase Price has been determined by mutual agreement on the basis of the valuation of the Division as set forth in the Transfer Agreement, as adjusted, less a discount of fifteen percent (15%) to reflect the sale of less than 100% of the Shares and the shared control of the Company.

         (b) Payment of the Purchase Price under this Agreement shall be made to Seller by Buyer by Bank of France wire transfer (virement Banque de France) in immediately available funds to an account of Seller designated by it for such purpose.

         (c) The Transfer and the CEV Transfer shall give rise to Transfer Date Adjustments between Seller and the Company or CEVCO, as the case may be, in accordance with Section 1.3 below. The Closing shall give rise to a Post-Closing Adjustment between Seller and Buyer in accordance with Sections 1.4 below.

         1.3 Adjustments as at the Transfer Date Between Seller and the Company and Between Seller and CEVCO.

         1.3.1 Base Statements. (a) Attached hereto as Schedule 1.3.1(a) is a balance sheet of the Division which reflects, as of December 31, 1996 ("Reference Date") but subject to mutually agreed adjustments, the values of the respective line items and reference accounts which are set forth in the Transfer Agreement ("Company Base Statement"). The Company Base Statement has been prepared in accordance with Seller's Accounting Principles (as defined in Section 2.1.4 hereafter).

         (b) Attached hereto as Schedule 1.3.1(b) is a balance sheet of the CEV business which reflects, as of the Reference Date but subject to mutually agreed adjustments, the values of the respective line items and reference accounts which are set forth in the CEV Transfer Agreement ("CEVCO Base Statement"). The CEVCO Base Statement has been prepared in accordance with Seller's Accounting Principles. As used herein, the term "Base Statements" means the Company Base Statement and the CEVCO Base Statement.

         1.3.2 Adjustment Assumptions. (a) The adjustments to be made under this Section 1.3 shall be made only and exclusively in respect of: (i) the working capital line items referred to under the heading Actif Circulant in section 2.2 of the Transfer Agreement (exclusive of the cash portion thereof used by the Company to pay the purchase price under the CEVCO Stock Purchase Agreement) ("Company Cash and Inventory"); (ii) the liabilities referred to in section 2.3 of the Transfer Agreement (i.e., the Transferred Liabilities as defined in Section 4.1.3 hereafter); (iii) the working capital line items referred to under the heading Actif Circulant in Section 2.1 of the CEV Transfer Agreement ("CEVCO Cash and Inventory"); and (iv) the liabilities referred to in Section 2.2 of the CEV Transfer Agreement (i.e., the CEV Transferred Liabilities as defined in Section 4.1.4 hereafter). These line items are set forth on Schedule 1.3.5.

         (b) As used herein with reference to the Division or the CEV Business, the term "Cash and Inventory" means the sum of cash and cash equivalents (exclusive of the cash portion thereof used to pay the purchase price under the CEVCO Stock Purchase Agreement), plus the value of inventory, determined on the basis of Seller's Accounting Principles, where inventory shall include only raw materials, work in process, consumable processing supplies, specific spare parts, and finished goods.

         1.3.3 Transfer Date Statements. As soon as practicable and, in any event, not later than thirty (30) calendar days after the Closing Date, Seller shall deliver to:

                 (a) the Company and Buyer a statement reviewed by Seller's Auditor ("Company Transfer Date Statement "), setting forth Seller's determination of (i) the amount of the Company Cash and Inventory as of the Transfer Date; (ii) the amount of the Transferred Liabilities as of the Transfer Date; and (iii) the amount of any Transfer Date Adjustment Amount to be paid pursuant to Section 1.3.5 hereunder; and

                 (b) CEVCO and Buyer a statement reviewed by Seller's Auditor (the "CEVCO Transfer Date Statement"), setting forth Seller's determination of (i) the amount of CEVCO Cash and Inventory as of the Transfer Date; (ii) the amount of the CEV Transferred Liabilities as of the Transfer Date; and (iii) the amount of any Transfer Date Adjustment Amount to be paid pursuant to Section 1.3.5 hereunder.

The Company Transfer Date Statement and the CEVCO Transfer Date Statement (each a "Transfer Date Statement") shall be prepared on a basis consistent with the Base Statements in accordance with Seller's Accounting Principles. Buyer's Auditor, on behalf of Buyer, shall have access to all workpapers prepared by Seller's Auditor and to accounting documents of Seller to the extent relating exclusively to the Division in connection with its review of the Transfer Date Statements. Seller's and Buyer's Auditors shall limit their review to the line items referred to on Schedule 1.3.5.

         1.3.4 Determination of any Transfer Date Adjustment Amounts. The payment of the Transfer Date Adjustments between Seller and the Company and/or between Seller and CEVCO as the case may be and the amount thereof, if any, shall be determined as follows ("Transfer Date Adjustment Amounts"):

                 (i) If (A) the aggregate value of the Company Cash and Inventory as shown on the Company Final Transfer

         Date Statement less the Transferred Liabilities as shown on the Company Final Transfer Date Statement exceeds (B) the aggregate value of the Company Cash and Inventory as shown on the Company Base Statement less the Transferred Liabilities as shown on the Company Base Statement, a Transfer Date Adjustment Amount equal to the amount of such excess shall be due and payable by the Company to Seller in accordance with section 4.2 of the Transfer Agreement.

                  (ii) If (A) the aggregate value of the Company Cash and Inventory as shown on the Company Final Transfer Date Statement less the Transferred Liabilities as shown on the Company Final Transfer Date Statement is less than (B) the aggregate value of the Company Cash and Inventory as shown on the Company Base Statement less the Transferred Liabilities as shown on the Company Base Statement, a Transfer Date Adjustment Amount equal to the amount of such difference shall be due by Seller to the Company in accordance with section 4.2 of the Transfer Agreement.

                  (iii) If (A) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Final Transfer Date Statement less the CEV Transferred Liabilities as shown on the CEVCO Final Transfer Date Statement exceeds (B) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Base Statement less the CEV Transferred Liabilities as shown on the CEVCO Base Statement, a Transfer Date Adjustment Amount equal to the amount of such excess shall be due and payable by CEVCO to Seller in accordance with Section
         4.2 of the CEV Transfer Agreement.

                  (iv) If (A) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Final Transfer Date Statement less the CEV Transferred Liabilities as shown on the CEVCO Final Transfer Date Statement is less than (B) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Base Statement less the CEV Transferred Liabilities as shown on the CEVCO Base Statement, a Transfer Date Adjustment Amount equal to the amount of such difference shall be due by Seller to CEVCO in accordance with Section 4.2 of the CEV Transfer Agreement.

                 (v) For the avoidance of doubt, Schedule 1.3.5 hereto sets forth hypothetical determinations of the Transfer Date Adjustment Amounts.

         1.4     Post-Closing Adjustments Between Buyer and Seller.

         1.4.1 Closing Statements. As soon as practicable and, in any event, not later than thirty (30) calendar days after the Closing Date, Seller shall deliver to Buyer a statement reviewed by Seller's Auditor and prepared on a consolidated basis ("Closing Statement"), setting forth Seller's determination of the Net Profit or Loss at the Closing Date. "Net Profit or Loss at the Closing Date" shall be determined on a consolidated basis after tax comprising the Company and CEVCO (to the extent of 60% of CEVCO's profit or loss) for the period from the Transfer Date to the Closing Date (or the month-end immediately prior to the Closing Date if the Closing Date is not the first business day of the month, in which event interest on the Purchase Price shall be payable from the beginning of the month to the Closing Date at a rate of PIBOR for one month deposits plus 100 basis points) and shall be calculated and determined on a basis consistent with Seller's Accounting Principles (provided that depreciation shall be calculated in accordance with historical asset values and depreciation schedules without giving effect to the write-up of assets effected pursuant to the Transfer). Buyer's Auditor, on behalf of Buyer, shall have access to all workpapers prepared by Seller's Auditor and to accounting documents of Seller to the extent relating exclusively to the Division in connection with its review of the Closing Statement.

         1.4.2         Determination of any Post-Closing Adjustment Amounts.
The payment of the post-closing adjustments between Seller and Buyer and the amount thereof, if any, shall be determined as follows ("Post-Closing Adjustment Amounts"):

                 (i) If the Net Profit or Loss at the Closing Date is positive, a Post Closing Adjustment Amount equal to fifty percent (50%) of the amount of such profit shall be due and payable by Buyer to Seller.

                 (ii) If the Net Profit or Loss at the Closing Date is negative, a Post-Closing Adjustment Amount equal to fifty percent (50%) of the amount of such loss shall be due by Seller to Buyer.

         1.5     Adjustment Procedures.

         1.5.1 Disputes Regarding Statements. (a) Buyer shall have twenty (20) business days after the delivery to Buyer of the Transfer Date Statements or the Closing Statement, as the case may be (collectively "Statements") in which to review the Statements and the workpapers referred to above related thereto. Unless Buyer notifies Seller in writing within such twenty-day periods of any objection to the Statements, specifying in reasonable detail the items and amounts subject to such objection ("Disputed Items"), the Statements (including the Adjustment

Amounts, if any, shown thereon) shall be conclusive and binding on Buyer and Seller. If within such twenty-day period, Buyer notifies Seller in writing of any such objection, then Buyer and Seller shall use reasonable efforts for fifteen (15) business days after the expiration of such initial twenty-day period to resolve in good faith their differences and agree upon any adjustments to the Statements (including any Adjustment Amounts shown thereon). Any Disputed Items which are not resolved by the mutual agreement of Buyer and Seller within such fifteen-day period shall be submitted for resolution to the Paris, France office of Price Waterhouse or such other internationally recognized accounting firm as is mutually acceptable to Buyer and Seller and independent of each of them and failing such mutual agreement an internationally recognized accounting firm independent of each of them designated by the President of the Commercial Court of Paris statuant en refere ("Independent Accounting Firm"). Seller and Buyer shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any unresolved Disputed Items affecting the Statements in such manner as to preserve the conformity of the Statements with the requirements described in Section 1.3.3 hereof and to use its best efforts to make its determination thereon within twenty (20) business days after its engagement hereunder. The Independent Accounting Firm shall hear both parties and their advisers and shall in all respects enforce the "principe du contradictoire". The resolution of any such previously unresolved Disputed Items by such Independent Accounting Firm shall be made in a written notice delivered to Buyer and Seller as promptly as practicable (which written notice shall set forth the amount of any Adjustment Amounts as finally determined) and shall be final, conclusive and binding upon Seller, Buyer, the Company and CEVCO. Seller and Buyer each shall pay one-half of the fees and expenses charged by the Independent Accounting Firm.

         (b)     Each Statement to which Buyer does not object as provided in
Section 1.3.7(a) hereof, or to which Seller and Buyer agree, or as otherwise conclusively determined pursuant to Section 1.3.7(a) hereof (any such final form of Statement being referred to herein as the respective "Final Statement") shall be used in determining the Adjustment Amounts and any further adjustments.

         1.5.2 Payment. Within eight (8) business days after the lapse of the twenty (20) business day period referred to in the first sentence of
Section 1.5.1, the estimated amount of any Adjustment Amounts excluding any amount of any Disputed Items, shall be paid by bank wire transfer of the required amount (in immediately available funds). The remaining unpaid amount of any

Adjustment Amounts, if any, shall be paid within eight (8) business days of the resolution of all Disputed Items and determination of each Final Statement, by bank wire transfer of the required amount (in immediately available funds).
The Adjustment Amounts shall be increased by interest at a rate of seven percent (7%) per annum accruing from the expiration of the above-referenced eight day period to the date of payment of such amounts. Such payment of late interest shall not be deemed to constitute an agreement or waiver by any of the parties hereto to delay the payment of any Adjustment Amounts.

         2. Section 2.1.8 shall be amended by the addition of the following paragraph 2.1.8(d):

         "Seller does not, has not, nor has ever, owned any real property (or rights with respect thereto) at or relating to the Saint Fons Facility (as defined at Section 2.1.11(c) below)."

         3. Section 2.1.11 shall be amended by the addition of the following paragraph 2.1.11(c):

         "The contract dated March 14, 1983, as amended, by and between Seller and Atochem (" Atochem Contract") is the only agreement, contract, understanding, arrangement or undertaking (whether written or oral) between such parties with respect to the bleach production facilities located at Saint Fons ("Saint Fons Facility"), and, other than the provisions of the Atochem Contract, there exists no obligation of Seller or Company to indemnify Seller or any other person with respect to the Saint Fons Facility."

         4. Section 3.1.2 shall be amended by the addition of the following text:

         "In particular, Seller shall make, or, after the Transfer Date, shall cause ChlorAlp to make, all maintenance capital expenditures (also referred to as common capital expenditures) associated with the maintenance and operation of the Pont de Claix chloralkali facility, the brine mine, pipelines and other facilities of ChlorAlp at Hauterives, the St. Fons Facility and the CEVCO Facility, which capital expenditures shall, in each case, be made by Seller at the times and in accordance with established Seller procedures and in the Ordinary Course of Business, said capital expenditures being adjusted for in accordance with Schedule 1.2."

         5. Section 3.1.6 shall be amended by deleting the existing second sentence in its entirety and substituting the following second sentence:

         "With respect to easements and servitudes that burden the brine pipeline between Hauterives and Pont de Claix and/or the transferred portion of the chlorine pipeline, and that do not run with the pipelines but require the consent of the landowner, Seller shall exert its Best Efforts to obtain such required consents in due course after Closing and shall hold harmless the Company in the event the Company shall be held liable financially for breach of such consent requirement or shall suffer an interruption of brine supply and/or of chlorine sales as a result of the failure to obtain any such required consent."

         6.      The following paragraphs shall be added as paragraphs (b) and
(c) to Section 3.1.7 (the existing paragraph becoming paragraph (a)):

         "(b)    On or prior to the Closing Date, Seller shall have sent to the
Commune of Champagnier a letter notifying the change of owner of the chlorine pipeline.

         (c)     The parties acknowledge that the agreements identified in
Schedule 3.1.7(c) hereto shall not be transferred to the Company at the Closing Date and for so long as the other parties under these agreements shall not have entered into contracts with the Company providing for terms and conditions similar to those provided by these agreements but limited in scope to the Division, Seller shall (i) exert its Best Efforts to cause such other parties to continue supplying the services to the Company and/or CEVCO, as the case may be, in a manner consistent with past practice; (ii) provide alternative or substitute arrangements effective as of the Closing Date providing the benefit of such agreements to the Company in a manner reasonably satisfactory to Buyer; and (iii) indemnify and hold harmless the Company and CEVCO from and against the loss of the benefits under such agreements.

         (d) With respect to the agreements identified at Schedule 3.1.7(d) hereto, Seller shall (i) exert its Best Efforts to obtain consents to the transfer of such agreements from the other parties within a period of two months after the Closing Date, (ii) provide alternative or substitute arrangements effective as of the Closing Date providing the benefit of such agreements to the Company and/or CEVCO, as the case may be, in a manner reasonably satisfactory to Buyer and (iii) indemnify and hold harmless the Company and CEVCO from and against the loss of the benefits under such agreements."

         (e) The indemnities provided in subparagraphs (c) and (d) of this Section 3.1.7 shall not be limited by any restrictions on amount or rights to claim provided herein.

         7.      The following Section 3.4.8 shall be added to Article 3:

         "3.4.8 PCBs. The Company, CEVCO and RPC shall maintain copies of official and commercial documents concerning removal, recovery or disposal of PCBs from the Pont de Claix Site and shall, on written request, make those documents available to the other parties in the event of a dispute concerning PCBS. A list of transformers and rectifiers potentially containing PCBs is attached hereto at Schedule 3.4.8".

         8.      Article 4 shall be amended by the addition of a new Section
4.1.9:

         "4.1.9 Saint Fons Facility. (a) Seller shall have used its Best Efforts to cooperate with Buyer to obtain such additional information and to make such additional inquiries and investigations with respect to the Saint Fons Facility and the operations thereat as Buyer shall have reasonably requested, and (b) such information and investigations shall not have disclosed any facts which would have a significant effect on the liabilities to be assumed by the Company pursuant hereto."

         9. Section 6.4(a) shall be amended by the addition of the following sentence at the end of such paragraph (a):

         "Notwithstanding the foregoing, Indemnifiable Losses and Environmental Indemnifiable Losses in respect of the matters identified at Schedule 6.1, paragraph 7 shall be indemnifiable to the extent such losses, when aggregated with all other indemnification obligations of Seller under Section 6.1 above, do not exceed the Total Enterprise Value".

         10. Section 7.3 shall be amended by the addition of the following text at the end of such sentence:

         "or in respect of the Saint Fons Facility".

         11. Section 7.9 shall be amended by the addition of the following sentence at the end of paragraph (a):

         "The right of Buyer to make a claim for Environmental Indemnifiable Losses in respect of the Saint Fons Facility shall survive the Closing Date for a period of ten (10) years".

         12. The first sentence of Section 11.2 shall be amended by adding the following text after the word "hereof" and before the words "and can be amended" at the fifth line: "including but not limited to the letter of understanding dated August 1, 1997."

         13. Section 11.5 shall be amended by deleting the existing paragraph (b) and substituting the following text:

         "(b) All fees and expenses of Me. Peysson and Me. Bailly, costs of notification to public authorities of the transfer of easements relating to the Hauterives brine pipeline and the chlorine pipeline, costs of recording such easements and transfer of Company and CEVCO volumes and all of the costs and expenses of the geometre hired by the parties shall be borne as follows: (a) up to an aggregate maximum amount of 600,000 French Francs shall be paid by the Company and CEVCO; and (b) all such amounts in excess of 600,000 French Francs shall be paid by Seller".

         14. Section 11.10 shall be amended by deleting the existing text in its entirety and substituting the following text:

         "11.10 Counterparts. (a) Subject to paragraph (b) below, this Agreement may be executed in four or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         (b) Schedules to this Agreement shall be executed in two counterparts, one counterpart to be kept by Seller and one counterpart to be kept by Buyer, it being understood that Guarantor shall have full access at any time to the set of Schedules kept by Buyer and shall be entitled to make copies thereof and that the Company shall have full access at any time to the set of Schedules kept by Buyer or Seller or if not jointly controlled by Seller and Buyer to the set kept by its controlling shareholder and shall be entitled to make copies thereof."

         15.     The definitions shall be amended as follows:

         "Post Closing Adjustment Amount" has the meaning specified in Section
1.4.2 of this Agreement.

         "Total Enterprise Value" shall mean FF 446,665,586".

         16.     The Schedules shall be amended as follows:

         The attached revised Schedules 1.2 and 1.3.1(a) shall be substituted for existing Schedules 1.2 and 1.3.1(a).

         The attached revised Schedule 1.3.5 shall be substituted for existing Schedule 1.3.5.

         The coversheets of Schedules 2.1.7(a)(i)(c), 2.1.7(a)(ii) and 2.1.11(a)(v) signed at the date hereof shall supersede and replace the respective coversheets signed on August 1, 1997.

         New Schedule 3.1.7(c) and (d) (attached) shall be added to the Schedules.

         Schedule 6.1 shall be amended by the addition of the following sentence at the end of paragraph 6: "The DRIRE discussions identified in
Schedule 2.1.6(d) (as to which Seller's liability shall not be limited by Section 6.4(a)(i) or Section 6.4(b), the Albermarle claim identified in
Schedule 2.1.11(a)(ii) (as to which Seller's liability shall not be limited by Section 6.4(b)) and the claim of Mme Rahon and son identified in Schedule
2.1.14 (as to which Seller's liability shall be limited both by Section 6.4(a)(i) and Section 6.4(b)) shall be covered by this paragraph 6."

         Schedule 6.1 shall be amended by the addition of the following paragraph 7:

         "Seller shall indemnify and hold the Company and CEVCO harmless from and against (x) any Environmental Indemnifiable Losses attributable to the Saint Fons Facility prior to the Closing Date and (y) any other Indemnifiable Losses attributable to any breach by Seller of its obligations under the Atochem Contract prior to the Closing Date".

         The parties agree that Schedule 7.4 containing copy of a portion of the Survey (part II was missing) and initialled on August 1, 1997 is null and void and shall be replaced by the complete Survey containing part II as initialled as of the date hereof.

         17. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered one and the same instrument.

         18. Governing Law. This Amendment shall be governed and construed in accordance with Section 11.4 of the Stock Purchase Agreement.

         19. Effect of Amendment. Except as amended hereby, the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect."

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.



RHONE-POULENC CHIMIE S.A.

By:  /s/ Fred SCETBON
     -------------------------------
Title:  Manager M&A
        ----------------------------

LII EUROPE S.A.R.L.

By:  /s/ Bertrand PINET
     -------------------------------
Title:  Gerant
        ----------------------------


LAROCHE INDUSTRIES INC.

By:  /s/ William G. Osborne
     -------------------------------
Title:  Vice President
        ----------------------------

[handwritten mention of Guarantor: "bon pour cautionnement solidaire sans faculte de revocation - s/s _____ pour LaRoche Industries Inc."]

CHLORALP S.A.S.

By:  /s/ Marc Polaud
     -------------------------------
Title:
        ----------------------------

                 Schedule 1.2:  Calculation of Purchase Price

Fixed Assets
ChlorAlp
         Intangible (excluding mining permit
         valued at 200,000)                                                  120,000,000
         Tangible                                                            310,557,441
         In Process                                                           19,672,273
CEVCO @ 60%
         Tangible                                                             32,700,000
         In Process                                                            1,870,286
                                                                             -----------
Total Fixed Assets                                                           484,800,000

Other Assets and Liabilities
ChlorAlp
         Loans to Employees(1)                                                    28,784
         Other Employee Related Advance (Apec)(1)                              2,662,000
         Inventories (1)                                                      19,704,885
         Loans to Employees (1)                                                   71,031
         Prepayment State Taxes (1)                                              614,825
                                                                              ----------
         Sub-total                                                            23,081,525

         Pension Provision (1)                                               (18,091,056)
         Other Personnel Entitlements (1)                                     (8,524,331)
         Turnaround Provision (1)                                             (7,425,472)
         Atochem Debt (1)                                                    (23,690,381)
         Accrued Charges (1)                                                    (912,000)
         RPC invoices payable                                                (10,672,761)
                                                                             ------------
         Sub-total                                                           (69,316,001)

CEVCO @ 60%
         Loans to Employees(1)                                                    10,696
         Other Employee Related Advance (Apec)(1)                                486,000
         Inventories (1)                                                       8,064,944
         Prepayment of Turbine Lease (1)                                       4,653,389
                                                                              ----------
         Sub-total                                                            13,215,029

         Pension Provision (1)                                                (2,595,544)
         Other Personnel Entitlements (1)                                     (1,383,771)
         RPC invoices payable                                                    (67,780)
                                                                              -----------
         Sub-total                                                            (4,047,095)

Total Other Assets and Liabilities                                           (37,066,542)

Other Adjustments to ChlorAlp Value                                           (1,305,028)

Other Adjustments to CEVCO Value                                                 (12,844)
Initial ChlorAlp Cash                                                            250,000
Total Enterprise Value "TEV"                                                 446,665,586

RPC Transferred "Intragroup Indebtedness"                                   (156,000,000)
                                                                           -------------
Total Debt Assumed                                                          (156,000,000)

100% Equity Value ("Full Company Equity Value")                              290,665,586

42.5% TEV (Total Payment by LII at Closing)
(Debt + Equity)                                                              189,832,874

LaRoche pays to RP "Purchase Price" for Equity                               123,532,874

LaRoche repays I/C Debt to ChlorAlp ("Refunded
Intragroup Indebtedness")                                                     66,300,000
                                                                             -----------
Total Payment by LII at Closing (Debt and
Equity)                                                                      189,832,874

Exercise Price for RPC Put Option                                            167,132,712
                                                                             -----------

(1) Item subject to adjustment provisions in Section 1.3 of the Stock Purchase Agreement.

                Schedule 1.3.1(a):  the Company Base Statement




Fixed Assets
ChlorAlp
         Intangible (excluding mining permit
         valued at 200,000)                                                  120,000,000
         Tangible                                                            310,557,441
         In Process                                                           19,672,273
                                                                             -----------
Total Fixed Assets                                                           450,229,714

Other Assets and Liabilities
ChlorAlp
         Cash                                                                    250,000
         Loans to Employees (1)                                                   28,784
         Other Employee Related Advance (Apec) (1)                             2,662,000
         Inventories (1)                                                      19,704,885
         Loans to Employees (1)                                                   71,031
         Prepayment State Taxes (1)                                              614,825
                                                                             -----------
         Sub-total                                                            23,331,525

         Pension Provision (1)                                               (18,091,056)
         Other Personnel Entitlements (1)                                     (8,524,331)
         Turnaround Provision (1)                                             (7,425,472)
         Atochem Debt (1)                                                    (23,690,381)
         Accrued Charges (1)                                                    (912,000)
                                                                             ------------
         Sub-total                                                           (58,643,240)

Total Other Assets and Liabilities                                           (35,311,715)
Total Assets and Liabilities                                                 414,917,999





(1) Item subject to adjustment provisions in Section 1.3.5(i) and 1.3.5(ii) of Stock Purchase Agreement.

         In addition to the aforementioned assets and liabilities ChlorAlp owns a 60% (43,806,000) share in CEVCO which is an asset that is not adjustable under Sections 1.3.5(i) or 1.3.5(ii) as any necessary adjustment thereto is covered by Sections 1.3.5(iii) and 1.3.5(iv).

                   Schedule 1.3.1(b):  CEVCO Base Statement



(All values on 100% basis)


Fixed Assets
CEVCO
         Tangible                                                            54,500,000
         In Process                                                           3,117,143
                                                                             ----------
Total Fixed Assets                                                           57,617,143

Other Assets and Liabilities

CEVCO
         Loans to Employees(1)                                                   17,827
         Other Employee Related Advance (Apec)(1)                               810,000
         Inventories (1)                                                     13,441,573
         Prepayment of Turbine Lease (1)                                      7,755,648
                                                                             ----------
         Sub-total                                                           22,025,048

         Pension Provision (1)                                               (4,325,907)
         Other Personnel Entitlements (1)                                    (2,306,285)
                                                                             -----------
         Sub-total                                                           (6,632,192)

Total Other Assets and Liabilities                                           15,392,857

Total Assets and Liabilities                                                 73,010,000





(1) Item subject to adjustment provisions in Section 1.3.5(iii) and 1.3.5(iv) fo the Stock Purchase Agreement.

Schedule 1.3.5             Transfer Date Adjustments - Company

                                                                          Transfer Date            Reference Date
                                                                          -------------            --------------
Company Cash and Inventory
--------------------------

         Raw material, work in process, finished goods                       8,000,000                 8,442,589
         Industrial supplies                                                11,000,000                11,262,296
                                                                           -----------               -----------
         Total inventory                                                    19,000,000                19,704,885

         Loans to Employees                                                     60,000                    71,031

         Other Employee Related Loans/Advances                                  28,000                 2,690,784

         TVA prepayment                                                        600,000                   614,825
                                                                           -----------               -----------


         Total                                                              19,688,000                23,081,525
         -----

Transferred Liabilities
-----------------------

         Pension provision                                                  18,000,000                18,091,056

         Atochem debt                                                       19,788,000                23,690,381

         Other personnel entitlements                                        8,000,000                 8,524,331

         Turnaround provision                                                7,000,000                 7,425,472

         Accrued charges                                                       900,000                   912,000
                                                                           ------------              -----------

         Total                                                              53,688,000                58,643,240
         -----

Company Transfer Date Net Working Capital                                  (34,000,000)              (35,561,715)


         Transfer Date Adjustment of FF 1,561,715 due by Company to Seller
         -----------------------------------------------------------------

Schedule 1.3.5               Transfer Date Adjustments - CEVCO


                                                                             Transfer Date            Reference Date
                                                                             -------------            --------------
CEVCO Cash and Inventory
------------------------


         Raw material, work in process, finished goods                       10,000,000               10,595,865
         Industrial supplies                                                  1,983,000                2,845,708
                                                                             ----------               ----------
         Total inventory                                                     11,983,000               13,441,573

         Loans to Employees                                                     767,000                  827,827

         Prepayment (Turbine Lease)                                           7,850,000                7,755,648
                                                                             ----------               ----------

         Total                                                               20,600,000               22,025,048
         -----

CEVCO Transferred Liabilities
-----------------------------


         Pension provision                                                    4,300,000                4,325,907

         Other personnel entitlements                                         2,300,000                2,306,285
                                                                             ----------                ---------

         Total                                                                6,600,000                6,632,192
         -----

CEVCO Transfer Date Net Working Capital                                      14,000,000               15,392,856


         Transfer Date Adjustment of FF 1,392,856 due by Seller to CEVCO
         ---------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                        EXHIBIT_








                            STOCK PURCHASE AGREEMENT



                                  dated as of
                                 August 1, 1997



                                     Among



                              LII EUROPE S.A.R.L.
                                    as Buyer

                            LAROCHE INDUSTRIES INC.
                                  as Guarantor

                           RHONE-POULENC CHIMIE S.A.
                                   as Seller


                                      And


                                 RHONE L S.A.S.
                          as the Issuer of the Shares









--------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
ARTICLE 1
PURCHASE AND SALE OF SHARES .............................................. 3
---------------------------

ARTICLE 2
REPRESENTATIONS AND WARRANTIES ........................................... 8
------------------------------

ARTICLE 3
COVENANTS ............................................................... 25
---------

ARTICLE 4
CONDITIONS .............................................................. 32
----------

ARTICLE 5
CLOSING ................................................................. 35
-------

ARTICLE 6
INDEMNIFICATION ......................................................... 36
---------------

ARTICLE 7
ENVIRONMENTAL INDEMNIFICATION ........................................... 42
-----------------------------

ARTICLE 8
TERMINATION ............................................................. 48
-----------

ARTICLE 9
DEFINITIONS ............................................................. 49
-----------

ARTICLE 10
GUARANTY ................................................................ 56
--------

ARTICLE 11
MISCELLANEOUS ........................................................... 56
-------------

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT ("this Agreement"), dated as of August 1, 1997, among:

                  (i) LII Europe S.A.R.L., a societe a responsabilite limitee organized under the laws of France, having a corporate capital of FF 1,500,000, whose head office is located at 15, avenue du Marechal Joffre, 92000 Nanterre, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 412 883 019, represented by Bertrand Pinet ("Buyer");

                  (ii) LAROCHE INDUSTRIES INC., a corporation organized under the laws of the State of Delaware, United States of America, whose principal executive office is located at 1100 Johnson Ferry Road N.E., Atlanta, Georgia 30342-1708, U.S.A., which owns directly or indirectly all of the outstanding shares of Buyer, represented by W. Walter LaRoche, III ("Guarantor");

                  (iii) RHONE-POULENC CHIMIE S.A., a societe anonyme organized under the laws of France, having a corporate capital of FF 2,703,447,200, whose head office is located at 25 quai Paul Doumer, 92408 Courbevoie Cedex, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 642 014 526, represented by ______________ ("Seller"); and

                  (iv)     RHONE L S.A.S., a societe par actions simplifiee

         organized under the laws of France (and whose name will be changed on or prior to Closing to ChlorAlp S.A.S.), having a corporate capital of FF 250,000, whose head office is located at 25 quai Paul Doumer, 92408 Courbevoie Cedex, France, registered with the Registry of Commerce and Companies of Nanterre under the number B 411 129 612, represented by Chantal Rubin ("Company"):

Certain terms used in this Agreement are defined in Article 9 hereof.

                              W I T N E S S E T H:

     WHEREAS, Seller is the owner of 100% of the shares of the Company;

     WHEREAS, Seller operates at its Pont de Claix, Hauterives and Saint Fons facilities a business unit engaged principally in the manufacture of chlor-alkali products operated by or on behalf of Seller and comprising assets, liabilities, business, product lines and going concern value representing a complete and autonomous branch of activity (herein referred to as the "Division");

     WHEREAS, on the Closing Date, Seller shall have transferred to the Company the Transferred Assets and the Transferred Liabilities of the Division in exchange for 3,024,740 newly issued shares, par value FF100, pursuant to a capital increase (all of the shares of the Company collectively referred to as the "Shares") in accordance with the terms hereof and by means of an apport partiel d'actif ("Transfer") pursuant to a transfer agreement (traite d'apport partiel d'actif) (herein referred to as the "Transfer Agreement", in the form attached hereto as Exhibit I), entered into between Seller and the Company on July 29, 1997;

     WHEREAS, the Division is supplied at the Pont de Claix site with electricity and steam produced by a Centrale Electricite Vapeur belonging to Seller ("CEV");

     WHEREAS, Seller is also supplied at the Pont de Claix site (the "Pont de Claix Site") with electricity and steam produced by the CEV;

     WHEREAS, CEVCO ("CEVCO") is a French Groupement d'Interet Economique, without corporate capital, whose head office is located at 12, rue Notre Dame des Victoires, 75002 Paris, and which is registered with the Registry of Commerce and Companies of Paris under the number C 412 577 835;

     WHEREAS, Seller and the Company are the sole members of CEVCO;

     WHEREAS, on or prior to the Closing Date, Seller shall have caused the transfer to CEVCO of the CEV Transferred Assets and the CEV Transferred Liabilities of the CEV business in accordance with the terms hereof and by means of an apport mixte ("CEV Transfer") pursuant to a transfer agreement (traite d'apport) (herein referred to as the "CEV Transfer Agreement", in the form attached hereto as Exhibit II), entered into between Seller and CEVCO on July 29, 1997;

     WHEREAS, immediately subsequent to the transfer to CEVCO of the CEV Transferred Assets and the CEV Transferred Liabilities pursuant to the CEV Transfer Agreement, but prior to the Closing, CEVCO shall have constituted capital in the amount of FF 73,010,000 divided into 730,100 interests ("CEVCO Shares") and Seller shall have sold to the Company sixty percent (60%) of the CEVCO Shares for cash in the amount of FF 43,806,000 pursuant to a stock purchase agreement (herein referred to as the "CEVCO Stock Purchase Agreement", substantially in the form attached hereto as Exhibit III);

     WHEREAS, after giving effect to such sale pursuant to the CEVCO Stock Purchase Agreement, the Company will own sixty percent (60%) of the CEVCO Shares and Seller will own forty percent (40%) of the CEVCO Shares;

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 50% of the Shares, for the purchase price and upon the terms and conditions hereinafter set forth;

     WHEREAS, in order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Guarantor is willing to enter into this Agreement and to guarantee the obligations of Buyer pursuant to
Article 10 hereof.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE 1

                           PURCHASE AND SALE OF SHARES


     1.1 Sale of Shares. Subject to the terms and conditions hereof, Seller agrees to sell, assign and transfer to Buyer and Buyer agrees to purchase from Seller, on the Closing Date, 1,512,370 of the Shares, representing 50% of the Shares.

     1.2 Purchase Price and Payment. (a) The purchase price ("Purchase Price") for the Shares to be purchased hereunder shall be one hundred twenty eight million five hundred fifty one thousand four hundred fifty French Francs (FF 128,551,450) (as calculated pursuant to Schedule 1.2) and shall be payable at Closing (as defined in Section 5.1). The Purchase Price has been determined by mutual agreement on the basis of the valuation of the Division as set forth in the Transfer Agreement, less a discount of fifteen percent (15%) to reflect the sale of less than 100% of the Shares and the shared control of the Company.

     (B) Payment of the Purchase Price under this Agreement shall be made to Seller by Buyer by Bank of France wire transfer (virement Banque de France) in immediately available funds to an account of Seller designated by it for such purpose.

     (C) There shall be no adjustment of the Purchase Price between Buyer and Seller; instead, Buyer and Seller shall cause the Company and Seller, or CEVCO and Seller, respectively, to make the adjustments described in Section 1.3 in connection with the Transfer and the CEV Transfer. Similarly, there shall be no adjustment of the purchase price between Seller and the Company payable under the CEVCO Stock Purchase Agreement, because of the adjustments to be made between Seller and CEVCO which are described in Section 1.3 in connection with the CEV Transfer.


     1.3 Adjustments Between Seller and the Company and Between Seller and
CEVCO.

     1.3.1 Base Statements. (a) Attached hereto as Schedule 1.3.1(a) is a balance sheet of the Division which reflects, as of December 31, 1996 ("Reference Date") but subject to mutually agreed adjustments, the values of the respective line items and reference accounts which are set forth in the Transfer Agreement ("Company Base Statement"). The Company Base Statement has been prepared in accordance with Seller's Accounting Principles (as defined in Section 2.1.4 hereafter).

     (b) Attached hereto as Schedule 1.3.1(b) is a balance sheet of the CEV business which reflects, as of the Reference Date but subject to mutually agreed adjustments, the values of the respective line items and reference accounts which are set forth in the CEV Transfer Agreement ("CEVCO Base Statement"). The CEVCO Base Statement has been prepared in accordance with Seller's Accounting Principles. As used herein, the term "Base Statements" means the Company Base Statement and the CEVCO Base Statement.

     1.3.2 Adjustment Assumptions. (a) The adjustments to be made under this Section 1.3 shall be made only and exclusively in respect of: (i) the working capital line items referred to under the heading Actif Circulant in section 2.2 of the Transfer Agreement (exclusive of the cash portion thereof used by the Company to pay the purchase price under the CEVCO Stock Purchase Agreement) ("Company Cash and Inventory"); (ii) the liabilities referred to in section 2.3 of the Transfer Agreement (i.e., the Transferred Liabilities as defined in Section 4.1.3 hereafter); (iii) the working capital line items referred to under the heading Actif Circulant in Section 2.1 of the CEV Transfer Agreement ("CEVCO Cash and Inventory"); and (iv) the liabilities referred to in
Section 2.2 of the CEV Transfer Agreement (i.e., the CEV Transferred Liabilities as defined in Section 4.1.4 hereafter). These line items are set forth on
Schedule 1.3.5.

     (b) As used herein with reference to the Division or the CEV Business, the term "Cash and Inventory" means the sum of cash and cash equivalents (exclusive of the cash portion thereof used to pay the purchase price under the CEVCO Stock Purchase Agreement), plus the value of inventory, determined on the basis of Seller's Accounting Principles, where inventory shall include only raw materials, work in process, consumable processing supplies, specific spare parts, and finished goods.

      1.3.3 Closing Statements. As soon as practicable and, in any event, not later than thirty (30) calendar days after the Closing, Seller shall deliver to:

           (a) the Company and Buyer a statement reviewed by Seller's Auditor ("Company Closing Statement"), setting forth Seller's determination of (i) the amount of the Company Cash and Inventory as of the Closing Date; (ii) the amount of the Transferred Liabilities as of the Closing Date; and
      (iii) the amount of any Post-Closing Adjustment Amount to be paid pursuant to Section 1.3.5 hereunder; and

           (b) CEVCO and Buyer a statement reviewed by Seller's Auditor (the "CEVCO Closing Statement"), setting forth Seller's determination of (i) the amount of CEVCO Cash and Inventory as of the Closing Date; (ii) the amount of the CEV Transferred Liabilities as of the Closing Date; and
      (iii) the amount of any Post-Closing Adjustment Amount to be paid pursuant to Section 1.3.5 hereunder.

The Company Closing Statement and the CEVCO Closing Statement (each a "Closing Statement") shall be prepared on a basis consistent with the Base Statements in accordance with Seller's Accounting Principles. Buyer's Auditor, on behalf of Buyer, shall have access to all workpapers prepared by Seller's Auditor and to accounting documents of Seller to the extent relating exclusively to the Division in connection with its review of the Closing Statements. Seller's and Buyer's Auditors shall limit their review to the line items referred to on
Schedule 1.3.5.

     1.3.4 Disputes Regarding Closing Statements. (a) Buyer shall have twenty (20) business days after the delivery to Buyer of the Closing Statements in which to review the Closing Statements and the workpapers referred to above related thereto. Unless Buyer notifies Seller in writing within such twenty-day period of any objection to the Closing Statements, specifying in reasonable detail the items and amounts subject to such objection ("Disputed Items"), the Closing Statements (including the Post-Closing Adjustment Amounts, if any, shown thereon) shall be conclusive and binding on Buyer and Seller.

If within such twenty-day period, Buyer notifies Seller in writing of any such objection, then Buyer and Seller shall use reasonable efforts for fifteen (15) business days after the xpiration of such initial twenty-day period to resolve in good faith their differences and agree upon any adjustments to the Closing Statements (including any Post-Closing Adjustment Amounts shown thereon). Any Disputed Items which are not resolved by the mutual agreement of Buyer and Seller within such fifteen-day period shall be submitted for resolution to the Paris, France office of Price Waterhouse or such other internationally recognized accounting firm as is mutually acceptable to Buyer and Seller and independent of each of them and failing such mutual agreement an internationally recognized accounting firm independent of each of them designated by the President of the Commercial Court of Paris statuant en refere ("Independent Accounting Firm"). Seller and Buyer shall instruct the Independent Accounting Firm to limit its examination to the unresolved Disputed Items, to resolve any unresolved Disputed Items affecting the Closing Statements in such manner as to preserve the conformity of the Closing Statements with the requirements described in Section 1.3.3 hereof and to use its best efforts to make its determination thereon within twenty (20) business days after its engagement hereunder. The Independent Accounting Firm shall hear both parties and their advisers and shall in all respects enforce the "principe du contradictoire". The resolution of any such previously unresolved Disputed Items by such Independent Accounting Firm shall be made in a written notice delivered to Buyer and Seller as promptly as practicable (which written notice shall set forth the amount of any Post-Closing Adjustment Amounts as finally determined) and shall be final, conclusive and binding upon Seller, Buyer, the Company and CEVCO. Seller and Buyer each shall pay one-half of the fees and expenses charged by the Independent Accounting Firm.

     (b) Each Closing Statement to which Buyer does not object as provided in
Section 1.3.4(a) hereof, or to which Seller and Buyer agree, or as otherwise conclusively determined pursuant to Section 1.3.4(a) hereof (any such final form of Closing Statement being referred to herein as the "Company Final Closing Statement" for the Company and the "CEVCO Final Closing Statement" for CEVCO, and collectively the "Final Closing Statements") shall be used in determining the Post-Closing

Adjustment Amounts and any further adjustments, which will be promptly paid by Seller to the Company, or by the Company to Seller, and/or by Seller to CEVCO, or by CEVCO to Seller, as the case may be.

     1.3.5 Determination of any Post-Closing Adjustment Amounts. The payment of the post-closing adjustments between Seller and the Company and/or between Seller and CEVCO as the case may be and the amount thereof, if any, shall be determined as follows ("Post-Closing Adjustment Amounts"):

           (i) If (A) the aggregate value of the Company Cash and Inventory as shown on the Company Final Closing Statement less the Transferred Liabilities as shown on the Company Final Closing Statement exceeds (B) the aggregate value of the Company Cash and Inventory as shown on the Company Base Statement less the Transferred Liabilities as shown on the Company Base Statement, a Post Closing Adjustment Amount equal to the amount of such excess shall be due and payable by the Company to Seller in accordance with section 4.2 of the Transfer Agreement.

           (ii) If (A) the aggregate value of the Company Cash and Inventory as shown on the Company Final Closing Statement less the Transferred Liabilities as shown on the Company Final Closing Statement is less than (B) the aggregate value of the Company Cash and Inventory as shown on the Company Base Statement less the Transferred Liabilities as shown on the Company Base Statement, a Post-Closing Adjustment Amount equal to the amount of such difference shall be due by Seller to the Company in accordance with section 4.2 of the Transfer Agreement.

           (iii) If (A) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Final Closing Statement less the CEV Transferred Liabilities as shown on the CEVCO Final Closing Statement exceeds (B) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Base Statement less the CEV Transferred Liabilities as shown on the CEVCO Base Statement, a Post Closing Adjustment Amount equal to the amount of such excess shall be due and payable by CEVCO to Seller in accordance with Section 4.2 of the CEV Transfer Agreement.

           (iv) If (A) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Final Closing Statement less the CEV Transferred Liabilities as shown on the CEVCO Final Closing Statement is less than (B) the aggregate value of the CEVCO Cash and Inventory as shown on the CEVCO Base Statement less the CEV Transferred Liabilities as shown on the CEVCO Base Statement, a Post-Closing Adjustment Amount equal to the amount of such difference shall be due by Seller to CEVCO in accordance with Section 4.2 of the CEV Transfer Agreement.

           (v) For the avoidance of doubt, Schedule 1.3.5 hereto sets forth hypothetical determinations of the Post-Closing Adjustment Amounts.

         1.3.6 Payment. Within eight (8) business days after the lapse of the twenty (20) business day period referred to in the first sentence of
Section 1.3.4, the estimated amount of any Post-Closing Adjustment Amounts excluding any amount of any Disputed Items, shall be paid respectively to or by Seller by or to the Company and/or CEVCO, as the case may be, by bank wire transfer of the required amount (in immediately available funds). The remaining unpaid amount of any Post-Closing Adjustment Amounts, if any, shall be paid to or by Seller, as the case may be, within eight (8) business days of the resolution of all Disputed Items and determination of each Final Closing Statement, by bank wire transfer of the required amount (in immediately available funds). The Post-Closing Adjustment Amounts shall be increased by interest at a rate of seven percent (7%) per annum accruing from the expiration of the above-referenced eight day period to the date of payment of such amounts. Such payment of late interest shall not be deemed to constitute an agreement or waiver by any of the parties hereto to delay the payment of any Post-Closing Adjustment Amounts.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES


     2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

     2.1.1        Corporate Status.

     (a) Seller. Seller is a societe anonyme duly organized and validly existing under the laws of France and has all requisite corporate power to own its properties and carry on the business of the Division and the CEV business as now being conducted.

     (b) The Company. (i) The Company is a societe par actions simplifiee duly organized and validly existing under the laws of France and at the Closing will have the corporate power and authority to own the properties and carry on the business of the Division as conducted by Seller. A copy of the Company's statuts (articles and by-laws) as of the date hereof is annexed hereto as Schedule 2.1.1(b)(i).

     (ii) As of the date hereof, the Company has not conducted any business and has no assets or liabilities, other than nominal liabilities incident to its organization. As of the Closing Date, the Company will have (A) no assets other than the Transferred Assets and the CEVCO Shares transferred to it pursuant to the CEVCO Stock Purchase Agreement, and (B) no liabilities, whether accrued, absolute, contingent or otherwise, including but not limited to off balance sheet liabilities, other than the Transferred Liabilities.

     (iii) The Transferred Assets (A) constitute all of the real property (including, without limitation, buildings, plants and structures but excluding any buildings, plants and structures outside the perimeter of the Conveyed Real Property), movable property (including, without limitation, equipment), intangible property, contract rights (including, without limitation, Material Contracts and intellectual and industrial property) and other properties and assets used exclusively or nearly exclusively in the conduct of the Division prior to the

Closing, except that no representation is made as to the inclusion in the Transferred Assets of any accounts receivable or cash assets, or as to the sufficiency of any accounts receivable or cash assets which may be included in the Transferred Assets for purposes of the working capital needs of the Company after the Closing; and (B) are, taking into account the terms of the Related Agreements, sufficient for the Company to continue to conduct the business of the Division in the Ordinary Course of Business substantially as conducted by Seller prior to Closing, subject to the availability to the Company of sufficient working capital.

     (c) CEVCO. (i) CEVCO is a groupement d'interet economique duly organized and validly existing under the laws of France and at the Closing will have the corporate power and authority to own the properties and carry on the CEV business as conducted by Seller. A copy of CEVCO's contrat de groupement (articles and by-laws) as of the date hereof is annexed hereto as Schedule 2.1.1(c)(i).

     (ii) As of the date hereof, CEVCO has not conducted any business and has no assets or liabilities, other than nominal liabilities incident to its organization. As of the Closing Date, CEVCO will have (A) no assets other than the CEV Transferred Assets, and (B) no liabilities, whether accrued, absolute, contingent or otherwise, including but not limited to off balance sheet liabilities, other than the CEV Transferred Liabilities.

     (iii) The CEV Transferred Assets (A) constitute all of the real property (including, without limitation, buildings, plants and structures but excluding any buildings, plants and structures outside the perimeter of the Conveyed Real Property), movable property (including, without limitation, equipment), intangible property, contract rights (including without limitation, Material Contracts and intellectual and industrial property) and other properties and assets used exclusively or nearly exclusively in the conduct of the CEV prior to the Closing except that no representation is made as to the inclusion in the CEV Transferred Assets of any accounts receivable or cash assets, or as to the sufficiency of any accounts receivable or cash assets which may be included in the CEV Transferred Assets for purposes of the working capital needs of CEVCO after the Closing; and (B) are, taking into account the terms of the Related Agreements, sufficient for CEVCO to continue to conduct the business of the CEV in the Ordinary Course of Business substantially as conducted by Seller prior to Closing, subject to the availability to CEVCO of sufficient working capital.

     2.1.2 Share Capital. (a) Immediately prior to the Closing and to the completion of the capital increase contemplated by the Transfer Agreement, the share capital of the Company will be FF 250,000, consisting of 2,500 shares, par value FF 100 per share. At Closing, (i) Seller will be the only record and beneficial owner of the Shares, (ii) all of the Shares will be fully paid-up and validly issued and will not be subject to any calls or assessments, (iii) there will be no commitments providing for the issuance of any additional shares of capital stock of the Company (with or without voting rights), or providing for the issuance of securities convertible into shares of capital stock or providing for the issuance of other securities except to the benefit of CIM, Compagnie Industrielle et Miniere, such as contemplated by the Transfer Agreement, and
(iv) the Shares will not be subject to any contractual restrictions as to the payment and distribution of dividends, other than such restrictions as may be contained in the Shareholders Agreement.

     (b) Immediately prior to the Closing and to the completion of the capital increase contemplated by the CEV Transfer Agreement, the share capital of CEVCO will be FF 73,010,000, consisting of 730,100 shares, par value FF 100 per share. At Closing, (i) Seller and the Company shall be the only record and beneficial owners of the CEVCO Shares, (ii) Seller will be the record and beneficial owner of 292,040 CEVCO Shares and the Company will be the record and beneficial owner of 438,060 CEVCO Shares, (iii) all of the CEVCO Shares will be fully paid-up and validly issued and will not be subject to any calls or assessments, (iv) there will be no commitments providing for the issuance of any additional shares of capital stock of CEVCO (with or without voting rights), or providing for the issuance of securities convertible into shares of capital stock or providing for the issuance of other securities, and (v) the CEVCO Shares will not be subject to any contractual restrictions as to the payment and distribution of dividends, other than such restrictions as may be agreed in writing between the parties.

     (C) For purpose of this Section "beneficial" shall mean having all rights attached to the French legal ownerships of "nue-propriete et usufruit".

     2.1.3 Title. (a) At the Closing, Seller will have good and marketable title to the Shares to be purchased hereunder and to all of the rights afforded thereby, free of all options, privileges, guarantees, liens and other Encumbrances (as defined in Article 9 hereafter).

     (b) At the Closing, Seller and the Company will have good and marketable title to all of the shares of CEVCO and to all of the rights afforded thereby, free of all options, privileges, guarantees, liens and other Encumbrances.

     (c) At the Closing, the Company and/or CEVCO, as the case may be, will have good and marketable title to the Conveyed Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

     (d) At the Closing, the Company and/or CEVCO, as the case may be, will have good and marketable title to the Movable Property, free and clear of all encumbrances other than Permitted Encumbrances.

     (e) At the Closing, the Company and/or CEVCO, as the case may be, will have good and marketable title to the Industrial Property, free and clear of all encumbrances other than Permitted Encumbrances.

     2.1.4        Financial Statements. Attached hereto at Schedule 2.1.4 are
(i) a profit and loss statement (compte de resultat) for the Division and the CEV business for the period ending June 30, 1996 (the "June 30 Statements") together with the report of Coopers & Lybrand thereon, and (ii) the Base Statements referred to in Article 1 hereof. The June 30 Statements and the Base Statements have been, and the Closing Statements will be, prepared by Seller in accordance with generally accepted accounting principles in effect in the United States of America, consistently applied, subject to the modifications described in Schedule 2.1.4 hereto (such accounting principles, as so modified, "Seller's Accounting Principles"). The June 30 Statements present the results of operations of the Division and the CEV business for the six month period ended such date in accordance with Seller's Accounting Principles. The Base Statements do, and the Closing Statements will, fairly present, in accordance with Seller's Accounting Principles and subject to the modifications described in Schedule 2.1.4 hereto, the financial position of the Division and the CEV business as of the respective dates specified therein.

     2.1.5 Subsidiaries. Except as disclosed in Schedule 2.1.5 hereto, the Company and CEVCO have no subsidiaries and do not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, or other person and the Company and CEVCO are not members of or participants in any partnership, joint venture, groupement d'interet economique or similar enterprise, other than the Company's interest in the CEVCO Shares acquired pursuant to the CEVCO Stock Purchase Agreement.

     2.1.6 Absence of Certain Changes and Events. Since June 30, 1996, except as set forth in or contemplated by Schedule 2.1.6 hereto, or this Agreement, none of the Company, Seller and CEVCO, with respect to the Division or the CEV business as the case may be, has:

           (a) conducted the business of the Division or the business of the CEV other than in the Ordinary Course of Business;

           (b) effected any payment or increase of any bonuses, salaries, or other compensation to any stockholder, director, officer or employee, or entered into any employment, severance, or similar Contract with any director, officer or employee (other than in the Ordinary Course of Business);

           (c) effected the adoption of, or an increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Division or the CEV business (other than in the Ordinary Course of Business);

           (d) suffered any damage to or destruction or loss of any asset or property of the Division or the CEV business, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Division or the CEV business;

           (e) entered into, terminated, or received notice of termination of
      (i) any license agreement; or (ii) any Contract or transaction involving a total commitment by the Division or the CEV business of at least FF 500,000;

           (f) made any sale, lease, or other disposition of any asset or property (other than sales of finished products in the Ordinary Course of Business), or mortgaged, pledged, or suffered the imposition of Encumbrances (other than Permitted Encumbrances) on any asset or property other than in the Ordinary Course of Business;

           (g) cancelled or waived any material claims or rights;

           (h) acquired the share capital of, or substantially all of the assets of, any other business;

           (i) received any notices that any material supplier or customer has taken or has overtly threatened taking any steps which could disrupt the business relationship of the Company with said supplier or customer;

           (j) incurred any indebtedness (other than by way of Transferred Liabilities);

           (k) changed its maintenance practices in any material respect;

           (l) changed Seller's Accounting Principles; or

           (m) entered into any Contract to do any of the foregoing.

     2.1.7        Industrial Property.  (a)  Schedule 2.1.7(a) hereto contains:

           (i) a list of each patent, patent application, registered copyright and applications therefor, registered trademark and applications therefor, registered trade name and design (collectively, "Intellectual Property"), owned by Seller, any Affiliate of Seller, the Company or CEVCO and used in the operation of the Division or the CEV business, as the case may be (including application dates, registration numbers and expiration dates),
      (B) a list of the trade secrets, including, without limitation, know-how, process technology and other confidential information (collectively, "Trade Secrets"), used by Seller or the Company or CEVCO in the operation of the Division or the CEV business, as the case may be, other than any such Intellectual Property or such Trade Secrets which are of only minimal value or usefulness, and (C) a list of any license or other agreement pursuant to which Seller or the Company or CEVCO has granted the right to use any such Intellectual Property or Trade Secrets; and

           (ii) a list of each license or other agreement pursuant to which Seller or the Company or CEVCO has obtained the right to use any Intellectual Property owned by any other person which is used by Seller or the Company or CEVCO in the operation of the Division or the CEV business, as the case may be, other than any such licenses or other agreements which are of only minimal value or usefulness (collectively, "Licenses"). The Intellectual Property owned by Seller or the Company or CEVCO and used in the operation of the Division or the CEV business, licenses with respect thereto, Trade Secrets used in the operation of the Division or the CEV business, licenses with respect thereto, and Licenses, which are in such Schedule, are herein collectively referred to as the "Industrial Property").

     (b) Except as set forth on Schedule 2.1.7(b) hereto, Seller has received no notice, and has no knowledge, that (i) the ownership or use by Seller or the Company or CEVCO of any of the Industrial Property used in the operation of the Division or the CEV business is subject to any claim by any third party of infringement or other violation of third party rights or (ii) the rights of Seller or the Company or CEVCO in any of the Industrial Property used in the operation of the Division or the CEV business are being infringed or violated by any third party.

     2.1.8 Real Property. (a) Schedule 2.1.8 hereto contains (i) a brief description of the real property (including fixtures, improvements and the real property attributes of the brine and the chlorine pipelines) that is owned, leased or otherwise held by Seller, the Company or CEVCO and used by any of them in the operation of the Division or the CEV business, as the case may be (herein, the "Real Property"), and (ii) a description of any leases under which Seller, the Company or CEVCO hold any leasehold interests in any of the Real Property. Save as otherwise disclosed on such Schedule 2.1.8, all Real Property is in good operating condition and state of repair, ordinary wear and tear and routine and periodic maintenance and repair excepted, and such Real Property has been regularly maintained and repaired in accordance with Seller's historical standards and practices.

     (b) All Real Property reflected in the Base Statements as being owned is owned free and clear of all Encumbrances except (i) utility and other easements, minor encroachments and other title defects, statutory liens arising in the Ordinary Course of Business by operation of law with respect to a liability not yet due or delinquent and other limitations, restrictions, reservations and encumbrances of record, none of which impairs in any material respect the present or anticipated use, value or marketability of the property subject thereto; and (ii) zoning laws, building use restrictions, variances and other land use restrictions that do not impair in any material respect the present or anticipated use, value or marketability of the property subject thereto. Upon signature of the notarized deed (acte authentique) and the related notarial and conveyancing documents, and upon completion of statutory publications in connection therewith, the Company shall acquire good and marketable title to the real property parcels or volumes identified in the Transfer Agreement and defined in the notarized deed ("Conveyed Real Property"), free and clear of all Encumbrances except those enumerated at clauses (i) and (ii) above (collectively "Permitted Encumbrances").

     (c) Except as disclosed in Schedule 2.1.8 hereto, (i) Seller has, and as of the Closing the Company or CEVCO as the case may be will have, all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on the Real Property; and (ii) none of Seller, the Company and CEVCO has received notice of violation of any zoning or real estate regulation, ordinance or law applicable to the operations of the Division or the CEV business and, to Seller's knowledge, there is no such violation, in any such case that may impair in any material respect the present or anticipated use of the Real Property subject thereto.

     2.1.9 Movable Property. (a) Schedule 2.1.9(a) hereto contains (i) a list, prepared as of a recent date, of all of the movable property which is used in the operation of the Division or the CEV business, as the case may be, other than (x) any such movable property which is obsolete or has been taken out of service and/or is not necessary to such operations and (y) movable property not comprised within the Transferred Assets but to be made available to the Company or CEVCO after the Closing pursuant to the Related Agreements ("Movable Property"), and (ii) a description of all leases or other agreements under which any Movable Property is leased to Seller or the Company or CEVCO as the case may be.

     (b) Except as set forth on Schedule 2.1.9(b) hereto or as contemplated by the Related Agreements, (i) all Movable Property which is used in the operation of the Division or the CEV business, as the case may be, will be included in the Transferred Assets or the CEV Transferred Assets, (ii) such Movable Property is in good operating condition and state of repair, ordinary wear and tear and routine and periodic maintenance and repair excepted, and (iii) such Movable Property has been regularly maintained and repaired in accordance with Seller's historical standards and practices.

     (c) Schedule 2.1.9(c) hereto sets forth (i) the capital expenditure and material maintenance schedules of the Division as of the date hereof and (ii) the status and actual expenditures with respect to such items, as of the date hereof.

     2.1.10 Title to Movable Property. At the Closing, the Company or CEVCO as the case may be will have good and marketable title to all Movable Property purported to be transferred to them as part of the Transferred Assets or the CEV Transferred Assets, as the case may be, subject to no Encumbrances, other than any described on Schedule 2.1.10.

     2.1.11 Contracts and Commitments. (a) Schedule 2.1.11(a) hereto contains a list, as of a recent date, of each of the following Contracts which directly relates to the operation of the Division or to the operation of the CEV business (collectively, "Material Contracts"):

           (i) each Contract (as defined in Article 9 hereafter) that involves performance of services or delivery of goods or materials by Seller, the Company or CEVCO of an amount or value in excess of FF 1,000,000 per year;

           (ii) each Contract that involves performance of services or delivery of goods or materials to Seller, the Company or CEVCO of an amount or value in excess of FF 1,000,000 per year;

           (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller, the Company or CEVCO in excess of FF 100,000 per year;

           (iv) each employment termination or severance agreement (other than pursuant to an Accord d'Entreprise), or consulting or personal services agreement which has an aggregate future liability in excess of FF 100,000 per year and does not contain the right for the Company or CEVCO, as the case may be, to terminate such agreement without penalty;

           (v) each joint venture or partnership involving a sharing of profits or losses by Seller, the Company or CEVCO with any other Person;

           (vi)            each Contract for capital expenditures in excess of

         FF 100,000; and

           (vii) each Contract containing secrecy, confidentiality or non-competition covenants and affecting the business of the Company as it is proposed to be conducted after the Closing Date.

     (b) Except as set forth in Schedule 2.1.11(b) hereto, such Material Contracts (i) are enforceable in all material respects by Seller and Seller has performed all of its material obligations required to be performed thereunder,
(ii) are valid and binding in all material respects upon all parties thereto, are in full force and effect and, to Seller's knowledge, no party thereto is in breach of any provision thereof, (iii) will be transferred to the Company or CEVCO, as the case may be, on the Closing Date, (iv) do not require the consent or approval of the cocontractor under such Material Contracts in order to permit the transfer thereof to the Company or CEVCO, as the case may be, (v) do not contain any change of control provision, (vi) will be enforceable in all material respects by the Company or CEVCO, as the case may be, and (vii) constitute all Contracts that are material to the operation of the Division and the CEV business.

     2.1.12 Inventory. At the Closing, the inventory included in the Transferred Assets and the CEV Transferred Assets will consist of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company and CEVCO Base Statements in accordance with Seller's Accounting Principles. All inventories not written off have been priced at the lower of cost or net realizable value in accordance with Seller's Accounting Principles. The quantities of each category of inventory (whether raw materials, processing supplies, work-in-process, spare-parts or finished goods) are reasonable for sale or use in the Ordinary Course of Business and with respect to spare-parts are at levels consistent with past practice.

     2.1.13 Powers of Attorney; Bank Accounts. Schedule 2.1.13 hereto sets forth (i) the name of each person, corporation, firm, association or business entity holding a proxy, general or special power of attorney, or other similar instrument from Seller or the Company relating to the Division or from Seller or CEVCO relating to the CEV business, and (ii) a brief description of each bank or other financial institution at which the Company has an account with respect to the Division or at which CEVCO has an account with respect to the CEV business and the names of all persons having signature authority over any such accounts.

     2.1.14       Litigation. Except as set forth on Schedule 2.1.14 hereto,
(i) there is no material claim, action, lawsuit, arbitration, judicial or administrative claim pending or, to the knowledge of Seller, threatened against Seller or the Company or CEVCO or against the assets or business of the Division or CEV business, and (ii) neither Seller nor the Company has received notice that Seller or the Company or CEVCO is subject to any judgment, order or decree entered in any lawsuit relating to the Division or the Company or CEVCO or the CEV business or which questions the valid execution, delivery or performance by Seller or the Company of their respective obligations hereunder or under the Related Agreements, or their respective consummation of the transactions contemplated hereby or thereby.

     2.1.15 No Broker. Seller does not know of any broker, finder or financial advisor other than Chase Investment Bank Limited or its Affiliates (whose fees and expenses are Seller's sole responsibility) who is acting or has acted on its behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from Seller, in connection with the transactions contemplated by this Agreement.

     2.1.16       Governmental Permits; Compliance with Legal Requirements.
(a) Each of the permits and authorizations of any Governmental Entity necessary to conduct the business of the Division and the CEV business as now conducted ("Governmental Permits") (other than the Environmental Permits as defined in Section 2.1.17 below) is listed on Schedule 2.1.16(a), and is in full force and effect.

     (b) Except as disclosed on Schedule 2.1.16(b) hereto,

           (i) the operation and conduct by Seller of the Division and the CEV business are and have been in compliance in all material respects with all Legal Requirements applicable thereto and do not violate any of the material terms and conditions of any such Governmental Permits;

           (ii) no notices have been received by Seller from any Governmental Entity relating to the termination or cancellation of any such Governmental Permits and, to Seller's knowledge, no such termination or cancellation is threatened; and

           (iii) no written complaint, citation or notice of violation has been received by Seller and to Seller's knowledge none is threatened from any Governmental Entity alleging that Seller has violated any of the terms and conditions of any such Governmental Permits or that Seller is not in compliance with any Legal Requirements in connection with the conduct or operation of the business of the Division or the CEV business, other than
      (A) those which have been resolved or otherwise satisfied in the Ordinary Course of Business since June 30, 1996 without any material adverse impact upon the conduct of the business of the Division or the CEV business (and identified in Schedule 2.1.16(b)), and (B) those which Seller reasonably anticipates will be resolved or otherwise satisfied in the Ordinary Course of Business without any material adverse impact upon the conduct of the business of the Division or the CEV business (and identified in Schedule 2.1.16(b)).

     (c) CIM (Compagnie Industrielle et Miniere), an RPC Affiliate, holds title to the mining concession of Chatelard pursuant to a decree dated November 27, 1995 having authorized the transfer of the mining concession of Chatelard to CIM.

     (d) The representations contained in this Section 2.1.16 as they relate to Environmental Laws are qualified by the representations and disclosures of Seller made pursuant to Section 2.1.17 hereunder.

      2.1.17     Environmental Permits; Compliance with Environmental Laws.
(a) Schedule 2.1.17(a) hereto contains:

           (i) a complete list of all Environmental Permits necessary to conduct the business of the Division and the CEV business as now conducted;

           (ii) a complete list of all Hazardous Materials and Contaminants that would be classified as dangerous substances or preparations under Directive 67/548 of June 27, 1967 on Classification, Packaging and Labeling of Dangerous Substances, as amended, and Directive 88/379 of June 7, 1988 on Classification, Packaging and Labeling of Dangerous Preparations, as amended, used, generated or handled by Seller incident to the manufacture of the Division's products or incident to the CEV production activity;

           (iii) a complete description of the current and historical waste disposal practices of the Division and of the CEV business since January 1, 1987, including the names and addresses of owners or operators of each location to which wastes have been or are sent for treatment, storage or disposal;

           (iv) copies of all environmental instructions with continuing force and effect by any Governmental Entity received by Seller concerning the Division or the CEV business;

           (v) copies of all reports previously filed with Governmental Entities by Seller since January 1, 1987 pertaining to operation permits (autorisations d'exploiter), changes in activity or reports on Releases at the Division and at the CEV business;

           (vi) copies of all audit or investigation reports in the control of Seller concerning releases of Contaminants or Hazardous Materials to soil or groundwater at the Real Property;

           (vii) a complete list and description of the location of all underground tanks, aboveground tanks, drums, sumps, pits or other areas at the Real Property currently or, to the knowledge of Seller, previously used to contain, store, treat, handle or dispose of Hazardous Materials (aside from chlorine and natural gas) or Contaminants; and

           (viii) a complete description of environmental risks and hazards tied to the manufacture of the Division's products and to the CEV business, of which Seller has knowledge, as defined by Article 8.1 of the Law n degrees 76-663 of July 19, 1976 on regulated facilities (installations classees), which description shall be deemed to include the Survey (as defined in Section 7.4 hereof).

      (b) Except as set forth in Schedule 2.1.17(b) hereto or in the Survey attached hereto in Schedule 2.1.17(b):

           (i) the operation and conduct by Seller of the Division and the CEV business are, and since January 1, 1987, have been in compliance with all Environmental Laws and do not and have not violated any of the material terms and conditions of any Environmental Permits necessary to conduct the business of the Division and the CEV business;

           (ii) no notices have been received by Seller from any Governmental Entity relating to the modification, termination or cancellation of any such Environmental Permits and, to Seller's knowledge, no such termination or cancellation is threatened; and

           (iii) Seller has not received any written communication from a Governmental Entity alleging that Seller is not in compliance with any Environmental Laws applicable to the conduct by Seller of the business or operations of the Division or the CEV, other than those which have been resolved or otherwise satisfied in the Ordinary Course of Business without any material adverse impact upon the conduct of the business of the Division or the CEV business (and identified in Schedule 2.1.17(b)).

                     (iv) to Seller's knowledge, no audit or investigation has been conducted by any private party (including but not limited to Seller) or any governmental agency concerning releases of Contaminants or Hazardous Materials to soil or groundwater at the Real Property, except as identified in Section 2.1.17(a)(vi) hereof; and

                     (v) except in compliance with Environmental Laws, no prior owner or operator of the Real Property or the CEV business, has, to Seller's knowledge, generated, manufactured, transported, treated, stored, handled, disposed, transferred, or processed any Hazardous Material or Contaminant at the Real Property, and Seller has no knowledge of any release or threatened release of any Hazardous Material or Contaminant at a facility other than the Real Property that has migrated to or reasonably could migrate to the Real Property.

          2.1.18 Employees; Employee Benefits. (a) Schedule 2.1.18(a) hereto contains:

                     (i) a list identifying by age, seniority, classification and annual salary or hourly compensation rate, respectively the employees of the Division and the employees of the CEV business as of the date of such list;

                     (ii) a summary of all modifications from June 30, 1996 in the general level of compensation paid to the Division's or the CEV business employees;

                     (iii) a summary of the existing Accord d'Entreprise applicable to such employees;

                     (iv) a description of each of the employee benefits provided to employees of the Division and to the employees of the CEV business, including but not limited to any pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, company savings plans or employee funds of the Division or the Company or the CEV business or CEVCO beyond mandatory French statutory or regulatory obligations (collectively, "Benefit Plans").

     (b) Except as set forth in Schedule 2.1.18(b) hereto, (i) as of the Closing, the Company and CEVCO will be in compliance in all material respects with all statutory and regulatory requirements (and contractual requirements applicable to any of its employees, or any group or classification of its employees), including but not limited to safety and health ("securite, hygiene et sante des salaries") with respect to the employees of the Division and the CEV business, respectively; and (ii) as of the date of signature hereof, there is no pending labor strike and, to Seller's knowledge, there is no threatened labor strike and there has been no organized labor strike of any employees of the Division or the CEV business within the three years preceding the date of signature hereof, which has had, at the time considered, a material adverse impact on the Division or the CEV business.

     2.1.19 Taxes, Social Security and Customs. Seller, the Company and CEVCO have filed with the appropriate Governmental Entities all tax returns, tax reports, customs duties and social security reports required to be filed in respect of the activities and employees of the Division, the Company, the CEV business and CEVCO. Seller, the Company and CEVCO have paid all taxes, social security charges and customs duties legally due for each of the periods mentioned on the appropriate returns, or have effected appropriate reserves or accrued liabilities on the relevant Closing Statement with respect to, or claimed to be due thereon. None of Seller, the Company and CEVCO is a party to any material action or proceeding by any Governmental Entity for assessment and collection of taxes, social security charges or customs duties, nor has any of them received notice of any claim for such assessment and collection of taxes, social security charges or customs duties, in respect of the activities and employees of the Division, the Company, the CEV business and CEVCO.

     2.1.20 No Conflict; Governmental Approvals and Filings. The execution, delivery and performance by Seller, the Company and CEVCO of their respective obligations under the Transfer Agreement, the CEV Transfer Agreement, the CEVCO Stock Purchase Agreement, this Agreement and the other documents contemplated hereby and thereby to which Seller, the Company or CEVCO is or is to become a party on or prior to the Closing Date, as the case may be, and the consummation of the transactions contemplated hereby and thereby, do not:

           (i) conflict with any of the terms or provisions of the statuts of any such person;

           (ii) except as disclosed on Schedule 2.1.11(b), result in a breach in any material respect of any of the terms or provisions of, or give rise to a right of termination of, any Material Contract; or

           (iii) except as disclosed on Schedule 2.1.20, require any consent or approval of any French Governmental Entity on the part of Seller, the Company or CEVCO under any Legal Requirement.

     2.1.21 Insurance. (a) Schedule 2.1.21(a) contains with respect to the Division and the CEV business a description of insurance coverage (including deductibles, self insurance and the like) and a list of material insurance policies.

     (b) All such material insurance policies are in full force and effect; however, inasmuch as they have been subscribed at Seller's group level, they will be automatically terminated at the time of the transfer of the Shares purchased hereunder.

     (c) Schedule 2.1.21(c) contains with respect to the Division and the CEV business and insofar as the same relate to any of such material insurance policies a description of all open claims as of a recent date, and a description of any claim exceeding FF 100,000 made during the period from January 1, 1995 through December 31, 1996.

     2.1.22       Customers and Suppliers. Except as disclosed on Schedule
2.1.22 or in Schedule 2.1.6, during the period from June 30, 1996 to the Closing Date (as defined in Section 5.1 hereof), Seller has received no notice that any of the suppliers or customers of the Division or the CEV business which is a party to any Material Contract has terminated or contemplates terminating any agreement or commercial relationship with Seller with respect to the Division or the

CEV business, which termination would result in a Material Adverse Change.

     2.1.23       Products. To the knowledge of Seller, except as disclosed on
Schedule 2.1.23, (i) all chlorine, caustic soda and bleach products sold by the Division during the nine (9) month period prior to Closing conformed to the specifications applicable thereto and were, as of the date of sale, of merchantable quality, free from patent or latent defects ("vices apparents ou caches"), (ii) all chlorine, caustic soda and bleach products manufactured by the Division prior to Closing conformed, as of the date of manufacture, to the specifications relating thereto or were, as of the date of manufacture, free from patent or latent defects, and (iii) there are no unresolved claims with respect to any such matters involving a claim in excess of FF 100,000.

     2.1.24 Certain Payments. To Sellers' knowledge, neither Seller, the Company or CEVCO, nor any director, officer, agent or employee of Seller, the Company or CEVCO, has with respect to the business of the Division or the CEV business, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payment to any person in violation of any Legal Requirement that is presently in effect, or (b) established or maintained any "off-the-books" fund or asset that under Seller's Accounting Principles is required to be recorded in the books and records of Seller, the Company or CEVCO, as the case may be, and was not so recorded.

     2.1.25 Binding Effect. Each of the Transfer Agreement, the CEV Transfer Agreement, the CEVCO Stock Purchase Agreement, each of the Related Agreements and this Agreement, to which Seller, the Company or CEVCO, as the case may be, is or is to become a party on or prior to the Closing Date, (i) is within the corporate power and authority of Seller, the Company or CEVCO, as the case may be, (ii) has been duly authorized by all necessary corporate action on the part of Seller, the Company or CEVCO, as the case may be, and (iii) is or will be upon the execution and delivery thereof a valid, binding and legal agreement or obligation of Seller, the Company or CEVCO, as the case may be, enforceable against it in accordance with its terms.

     2.1.26 Schedules. All information included in the Schedules hereto was true and correct as of the date thereof, or if no date is indicated, as of the date indicated therefor in this Agreement, or if not so indicated in this Agreement, as of the date of this Agreement. A matter disclosed in one Schedule may be referred to by cross reference to another Schedule; however, whether or not any Schedule contains any cross reference to any matter disclosed in any other Schedule, the disclosure of a matter in one Schedule shall constructively be deemed to be a disclosure of such matter in all other Schedules.

     2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     2.2.1 Corporate Status. Buyer is a societe par actions simplifiee duly organized and validly existing under the laws of France, and has all requisite corporate power to own its properties and carry on its business as now being conducted.

     2.2.2 Litigation. There is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending or, to the knowledge of Buyer, threatened against Buyer, which questions the valid execution, delivery or performance by Buyer of its obligations under this Agreement or any of the other documents referred to herein, or the consummation by Buyer of the transactions contemplated hereby.

     2.2.3 No Broker. Buyer does not know of any broker, finder or financial advisor other than Clinvest who is acting or has acted on its behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from Buyer, in connection with the transactions contemplated by this Agreement.

     2.2.4 No Conflict, Governmental Approvals and Filings. The execution, delivery and performance by Buyer of its obligations under this Agreement and the other documents contemplated hereby to which Buyer is or is to become a party on or prior to the Closing Date, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with any of the terms or provisions of the statuts of Buyer; (ii) result in a breach in any material respect of any of the terms or provisions of, or give rise to a right of termination of, any material contract to which Buyer is a party or by which any of its properties or assets is bound; or (iii) other than the filing with the Direction du Tresor, require any consent, approval or action of, filing with or notice to, any Governmental Entity on the part of Buyer under any Legal Requirement.

     2.2.5 Binding Effect. Each of this Agreement and the other documents contemplated hereby to which Buyer is or is to become a party on or prior to the Closing Date, (i) is within the corporate power and authority of Buyer, (ii) has been duly authorized by all necessary corporate action on the part of Buyer, and
(iii) is or will be upon the execution and delivery thereof a valid, binding and legal agreement or obligation of Buyer, enforceable against it in accordance with its terms.

     2.3 Representations and Warranties of Guarantor. Guarantor repesents and warrants to Seller as follows:

     2.3.1 Corporate Status. Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, and has all requisite corporate power to own its properties and carry on its business as now being conducted.

     2.3.2 Financial Statements. Guarantor has delivered to Seller its audited consolidated financial statements contained in its Form 10-K Annual Report for its fiscal year ended February 28, 1997, together with its condensed unaudited consolidated financial statements for each fiscal quarter subsequent thereto which have been filed by it with the United States Securities and Exchange Commission on Form 10-Q. All such consolidated financial statements fairly present the consolidated financial position of Guarantor and its consolidated subsidiaries as at the dates, and their consolidated results of operations and cash flows for the periods then ended, in conformity with generally accepted accounting principles as in effect in the United States.

     2.3.3 No Material Adverse Change. Since the date of its most recent audited consolidated financial statements referred to in Section 2.3.2, no event has occurred which has resulted in a Material Adverse Change.

     2.3.4 Financing Arrangements. Guarantor has furnished to Buyer and Seller a true and complete copy of a binding commitment letter dated March 17, 1997, as extended, for a syndicated bank financing in the amount of U.S.$ 160,000,000 (the "Proposed Financing").

     2.3.5 Litigation. There is no claim, action, lawsuit, arbitration, judicial or administrative proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor, which questions the valid execution, delivery or performance by Guarantor of its obligations under this Agreement or any of the other documents referred to herein, or the consummation by Guarantor of the transactions contemplated hereby.

     2.3.6 No Broker. Guarantor does not know of any broker, finder or financial advisor other than Clinvest (or, in respect of the Noteholder Offer to Purchase, Chase Securities Inc.) who is acting or has acted on its behalf, or of any person, firm or corporation entitled to receive any brokerage or finder's or financial advisory fee from Guarantor, in connection with the transactions contemplated by this Agreement.

     2.3.7 No Conflict, Governmental Approvals and Filings. The execution, delivery and performance by Guarantor of its obligations under this Agreement and the other documents contemplated hereby to which Guarantor is or is to become a party on or prior to the Closing Date, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with any of the terms or provisions of the certificate of incorporation or by-laws of Guarantor; (ii) result in a breach in any material respect of any of the terms or provisions of, or give rise to a right of termination of, any material contract to which Guarantor is a party or by which any of its properties or assets is bound; or (iii) require any consent, approval or action of, filing with or notice to, any Governmental Entity on the part of Guarantor under any Legal Requirement or US Legal Requirement.

     2.3.8 Binding Effect. Each of this Agreement and the other documents contemplated hereby to which Guarantor is or is to become a party on or prior to the Closing Date, (i) is within the corporate power and authority of Guarantor,
(ii) has been duly authorized by all necessary corporate action on the part of Guarantor, and (iii) is or will be upon the execution and delivery thereof a valid, binding and legal agreement or obligation of Guarantor, enforceable against it in accordance with its terms.


                                   ARTICLE 3

                                   CONVENANTS

     3.1 Covenants of Seller.  Seller hereby covenants and agrees that:

     3.1.1 Access to Information. From the date hereof to the Closing Date, Seller will furnish to Buyer and its counsels and advisers all information with respect to the affairs and business of the Division and the CEV business which Buyer may reasonably request.

     3.1.2 Business in Ordinary Course. (a) From the date hereof to the Closing Date, Seller shall and shall cause the Company to carry on the business of the Division in the Ordinary Course of Business in substantially the same manner as heretofore conducted, including, without limitation, maintaining the Division property as it has been maintained through the date hereof and, to the extent relevant, in accordance with Schedule 2.1.9(c) and keeping the insurance policies listed in Schedule 2.1.21(a) in force and effect without limiting their scope and conditions, except as otherwise provided herein.

     (b) From the date hereof to the Closing Date, Seller shall and shall cause CEVCO to carry on the business of the CEV in the Ordinary Course of Business in substantially the same manner as heretofore conducted, including, without limitation, maintaining the CEV property as it has been maintained through the date hereof and, to the extent relevant, in accordance with Schedule 2.1.9(c) and keeping the insurance policies listed in Schedule 2.1.21(a) in force and effect without limiting their scope and conditions, except as otherwise provided herein.

     3.1.3 Prohibited Actions. Between the date hereof and the Closing Date, Seller will not undertake and shall ensure that neither the Company nor CEVCO undertake any of the acts described in clauses (a) through (m) of Section
2.1.6 hereof, without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. Failure of Buyer to respond in writing within five business days of receipt of notice from Seller that it or the Company or CEVCO proposes to take any of the actions described in the preceding sentence and describing in reasonable detail the proposed action, shall be deemed to constitute written consent thereto on the part of Buyer.

     3.1.4 Best Efforts to Satisfy Conditions. Between the date of this Agreement and the Closing Date, Seller will use its Best Efforts to cause all conditions that are in part or in whole in its control contained in Article 4 hereof to be satisfied.

     3.1.5 Employees. Seller shall bear any and all costs (including but not limited to severance indemnities, paid vacations, notice period indemnities, additional damages) associated with the termination of Seller's employees who shall not have been transferred to the Company or CEVCO in the context of the transaction contemplated hereby and who shall have successfully (by judicial action or further to a settlement agreement with the Company and/or CEVCO) claimed a right to such transfer pursuant to Article L122-12 of the French Labor Code. Buyer shall inform Seller of any proposed settlement with an employee and obtain Seller's prior approval, such approval not being unreasonably withheld.

     3.1.6 Waivers of Liens and Consents. Seller shall, without expense to Buyer, the Company or CEVCO, obtain lien waivers ("mainlevee pure et entiere, simple et definitive") on or prior to Closing, of liens existing prior to the Closing Date, from all creditors whose claims relates to any Transferred Asset or CEV Transferred Asset. With respect to easements and servitudes that burden the brine pipeline, and that do not run with the pipeline but require the consent of the landowner, Seller shall exert reasonable efforts to obtain such required consents in due course after Closing and shall hold harmless the Company in the event the Company shall be held liable financially for breach of such consent requirement or shall suffer an interruption of brine supply as a result of the failure to obtain any such required consent.

     3.1.7 Required Approval and Notice. Between the date hereof and th Closing Date, and with respect to such filings and notices which are contemplated hereby to be filed or given after the Closing Date, promptly after the Closing Date, Seller will, at Seller's cost, make all filings and give all notices required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereby.

     3.2 Covenants of Buyer. Buyer hereby covenants and agrees that:

     3.2.1 Access to Information. Following the Closing Date, upon reasonable notice, Buyer and/or the Company and/or CEVCO will give, or cause to be given, to Seller access, during normal business hours, to records relating to the Division, the Company and CEVCO for periods prior to the Closing Date, and will permit Seller to examine and copy such records to the extent reasonably requested in connection with tax, social security and financial reporting matters (including without limitation any tax return), audits, including tax audits or similar proceedings, legal proceedings, governmental investigations and other regulatory or business purposes involving or otherwise relating to the Division or any Transferred Assets or Transferred Liabilities (or the income therefrom or assets thereof) or to the CEV business or any CEV Transferred Assets or CEV Transferred Liabilities (or the income therefrom or assets thereof); provided, however, that such right is limited to matters, the origin of which is prior to the Closing Date and that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information.

     3.2.2 Required Approval and Notice. (a) Buyer will on the date of execution and delivery of this Agreement file with the French "Direction du Tresor" the requisite notice of a foreign investment. No such notification or report shall be filed by Buyer without the prior written approval of Seller, which approval shall not be unreasonably withheld or delayed.

     (b) Except as otherwise contemplated hereby or in any of the documents contemplated hereby or in any of the documents contemplated thereby, between the date hereof and the Closing Date, and with respect to any such filings and notices which are contemplated hereby to be filed or given after the Closing Date, promptly after the Closing Date, Buyer will, at Buyer's cost, make all filings and give all notices required by Legal Requirements to be made by it in order to consummate the transactions contemplated hereby.

     3.2.3 Best Efforts to Satisfy Conditions. Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause all conditions that are in part or in whole in its control contained in Article 4 hereof to be satisfied.

     3.3 Covenants of Guarantor. Guarantor hereby covenants and agrees that:

     3.3.1 Required Approval and Notice. Between the date hereof and the Closing Date, and with respect to any such filings and notices which are contemplated hereby to be filed or given after the Closing Date, promptly after such Closing Date, Guarantor will, at Guarantor's cost, make all filings and give all notices required by Legal Requirements or U.S. Legal Requirement to be made by it in order to consummate the transactions contemplated hereby.

     3.3.2 Best Efforts to Satisfy Conditions. Between the date of this Agreement and the Closing Date, Guarantor will use its Best Efforts to cause all conditions that are in part or in whole in its control contained in Article 4 hereof to be satisfied. In particular, but without limitation, Guarantor shall exert its Best Efforts to complete the Noteholder Offer to Purchase not later than September 30, 1997.

                                      -36-
     3.3.3 Company Intragroup Indebtedness. At the Closing, Guarantor shall either cause Buyer to purchase from Seller (and Seller shall assign to Buyer) or shall cause Buyer to refinance the Company to enable the Company to reimburse to Seller, 42.5% of the total intragroup indebtedness of one hundred fifty six million French Francs (FF 156,000,000) ("Intragroup Indebtedness") included in the Transferred Liabilities (said portion of sixty six million three hundred thousand French Francs (FF 66,300,000), the "Refunded Intragroup Indebtedness"). It is understood that interest on the Refunded Intragroup Indebtedness and interest on the balance of the intragroup indebtedness owed to Seller shall be calculated on the same basis. The terms and conditions of such indebtedness of the Company to Seller and Buyer shall be governed by term loan agreements to be entered into between Seller and the Company and Buyer and the Company on the Closing Date.

     3.4 Mutual Covenants. Each of Seller and Buyer and Guarantor and Company, as the case may be) covenants and agrees as follows:

     3.4.1 Publicity. (a) Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any securities exchange; provided, however, that Seller may make internal announcements to its employees regarding the transactions contemplated hereby and that Buyer may inform its bankers in connection with the financing of this transaction and may further provide such information as may be required pursuant to the Noteholder Solicitation; in all cases, the party required to make the release or announcement shall provide the other party reasonable time to comment on such release or announcement in advance of such issuance.

     (b) Sellers and Buyer will in addition consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Division and the CEV business will be informed of the transactions contemplated hereby, provided that the consent required by paragraph (a) above shall have been obtained.

     3.4.2 Confidentiality. (a) Subject to Section 3.4.1 above, between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Division and the CEV business to maintain in confidence, and not use to the detriment of another party the contents of this Agreement and the other documents referred to herein and any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the transactions contemplated hereby, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the disclosure of such information is required by any Legal Requirements or U.S. Legal Requirement or the rules and regulations of any national securities exchange, applicable to such party or any of its Affiliates, (iv) in the case of Buyer and Guarantor, such disclosure is made in connection with obtaining the Proposed Financing or completing the Noteholder Offer to Purchase, and is made on a confidential basis, to persons having an interest in such matters, and their respective advisors and representatives, or (v) the furnishing or use of such information is required by or necessary or appropriate in connection with legal or arbitration proceedings.

     (b) In the event that any of the parties hereto and/or any of their respective subsidiaries and Affiliates shall be obliged, at any time prior to or after the Closing, to disclose the contents of this Agreement or any of the other documents referred to herein, or any other confidential information referred to in Section 3.4.2(a), pursuant to the exception provided in clause
(v) of Section 3.4.2(a), such party shall use its Best Efforts to immediately inform the other party thereof before disclosing any information to any third party unless such party is prevented from so informing the other party by any Legal Requirement or U.S. Legal Requirement.

     (c) If the transactions contemplated hereby are not consummated, each party will return or destroy such written information provided by the other party as such other party may reasonably request.

     3.4.3 Records. Promptly after the Closing Date, Seller shall transfer (i) to the Company all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, "Records"), if any, in the possession of Seller relating exclusively to the business and operations of the Division, and (ii) to CEVCO all Records, if any, in the possession of Seller relating exclusively to the business and operations of the CEV business and/or CEVCO. Seller and Buyer shall be entitled to make copies of such Records, provided that such Records shall in all events be kept confidential.

     3.4.4 Related Agreements. At or prior to the Closing, the parties hereto shall, and/or, as the case may be, shall cause their Affiliates (including but not limited to CEVCO) to, enter into each of the agreements identified at Schedule 3.4.4, in form and substance mutually satisfactory to the parties (collectively, together with such other agreements as may be executed and delivered by the parties as of the date hereof or at the Closing, the "Related Agreements").

     3.4.5 Certain Industrial Property Matters. (a) Promptly after the Closing Date, Seller shall, and, as the case may be, cause its Affiliates to, undertake the requisite formalities concerning the assignment to the Company, of such items of Industrial Property as are set forth on Annex 1 to the Transfer Agreement and shall record these assignments at Seller's expense with the appropriate authorities, said formalities to be completed not later than nine
(9) months after the Closing.

     (b) Promptly after the Closing Date, Seller shall provide Buyer with all supporting and background documentation, and all files and correspondence, that relate to the items of Industrial Property set forth at Annex 1 to the Transfer Agreement.

     (c) For a period of three (3) months following the Closing Date, and upon the Company's or CEVCO's request, Seller agrees to continue to pay all maintenance and renewal fees with respect to the items of Industrial Property that are set forth on Annex 1 to the Transfer Agreement. Seller and Buyer shall cause the Company or CEVCO, as the case may be, to reimburse Seller, or, upon Seller's request, shall provide estimated advances with respect to, the actual incurred cost of all such maintenance and renewal fees and other fees payable to patent and trademark offices.

     (d) From and after the Closing Date, the Company shall be responsible and liable for the payment of any royalties and/or license or other payments due to employees of Seller or Sellers' Affiliates identified at Schedule 3.4.5(d) having the status of inventor under applicable French laws and regulations and applicable conventions collectives and due in relation to the Industrial Property transferred hereby or hereafter pursuant to the terms hereof.

     3.4.6        Governmental Permits, Environmental Permits and Consents.
From and after the date hereof and, if the Closing shall occur, for as long as Seller and Buyer shall remain shareholders of Company, Seller shall use its Best Efforts, and upon Seller's request, Buyer shall fully cooperate with Seller and use its Best Efforts to obtain:

      (i)  all contractual consents identified in Schedule 2.1.11(b) hereto;

      (ii) all consents or approvals required for the transfer to the Company or CEVCO, as the case may be, of the existing Governmental Permits and Environmental Permits listed on Schedule 2.1.16(a) and Schedule 2.1.17(a), or to obtain new licenses, permits or other authorizations issued in the name of the Company or CEVCO, as the case may be, in substitution for the Governmental Permits and Environmental Permits listed on Schedule 2.1.16(a) and Schedule 2.1.17(a); it being expressly specified that with respect to the Hauterives mining concession, Seller shall, and shall cause CIM, one of its Affiliates, to cooperate with the Company and, upon Seller's request, Buyer shall cooperate with the Company, to obtain a "Decret en Conseil
     d'Etat" authorizing the transfer to the Company and the registration in the name of the Company of such mining concession.

     3.4.7 Taxes. The parties shall allocate liability on a pro rata temporis basis for the taxe professionnelle and the taxe fonciere relating to the Division, the Company and CEVCO businesses for calendar year 1997. Seller and Buyer shall cause the Company and CEVCO to refund to Seller the amount of such taxes paid by Seller to the extent allocable to periods after the Closing Date; provided, however that the amount of taxe professionnelle to be refunded to Seller by the Company or CEVCO shall be reduced by an amount equal to the difference between the pro rata amount of the taxe professionnelle recharged by Seller to the Company and CEVCO and four percent (4%) of the value added (for taxe professionnelle purposes), if lower, generated by the Company and CEVCO from January 1, 1997 through the Closing Date.

                                   ARTICLE 4

                                   CONDITIONS

     4.1 Conditions to Obligations of Buyer. The obligations of Buyer to complete the purchase of the Shares to be purchased hereunder on the Closing Date and to perform its other obligations hereunder to be performed at or prior to the Closing are subject to the satisfaction at the Closing on the Closing Date of the following conditions (any one or more of which and of Section 4.3 below may be waived in the sole discretion of Buyer):

     4.1.1 Representations and Warranties True and Correct. Seller's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date in all material respects as if made at and as of the Closing Date, except that any such representations and warranties which are made expressly as of or with reference to a specified date need only have been true and correct in all material respects on and as of such specified date.

         4.1.2 Compliance with Agreement. Seller, the Company and CEVCO shall have performed and complied in all material respects with all of their obligations under this Agreement to be performed at or before the Closing on the Closing Date.

         4.1.3 Transfer. Seller shall have transferred on the Closing Date to the Company the Transferred Assets and the Transferred Liabilities of the Division pursuant to the Transfer Agreement to be entered into between Seller and the Company on the date hereof. The assets so transferred to the Company as listed in the respective annexes thereto are referred to herein as the "Transferred Assets" and the liabilities so transferred as listed in the respective annexes thereto are referred to herein as the "Transferred Liabilities".

         4.1.4 CEV Transfer. Seller shall have transferred on the Closing Date to CEVCO the CEV Transferred Assets and the CEV Transferred Liabilities pursuant to the CEV Transfer Agreement to be entered into between Seller and CEVCO on the date hereof. The assets so transferred to CEVCO as listed in the respective annexes thereto are referred to herein as the "CEV Transferred Assets" and the liabilities so transferred to CEVCO as listed in the respective annexes thereto are referred to herein as the "CEV Transferred Liabilities".

         4.1.5 Related Agreements. Each of the Related Agreements required to be executed and delivered at or prior to the Closing shall have been duly executed and delivered by Seller and each of its Affiliates which is to be a party thereto and, subject to execution and delivery of any thereof to be executed and delivered by Buyer or any of its Affiliates, shall be in full force and effect. Seller, the Company and CEVCO shall have taken all actions contemplated by the Shareholders Agreement to elect or appoint officers and directors of the Company and CEVCO conforming to the board and officer composition requirements of the Shareholders Agreement.

         4.1.6 Key Employees. Those key employees of the Division identified in writing by Buyer to Seller by letter dated the date hereof shall have agreed to enter into employment agreements with the Company.

         4.1.7 Contractual Consents. The parties to the Material Contracts identified at Schedule 4.1.7 hereto shall have consented to the assignment and transfer of such respective Material Contracts to the Company or CEVCO, as the case may be; provided, however, that Seller shall be entitled to cure any failure to obtain a consent by undertaking to provide alternative or substitute arrangements effective as of the Closing Date providing the benefit of such Material Contracts to the Company or CEVCO, as the case may be, in a manner reasonably satisfactory to Buyer.

         4.1.8 Noteholder Offer to Purchase. Guarantor shall have completed the Noteholder Offer to Purchase, or shall otherwise obtained consents, waivers and/or releases from the Noteholders sufficient to permit Guarantor and Buyer to complete the transactions contemplated hereby in conformity with the indenture governing the U.S.$ 100,000,000 13% Senior Notes due 2004.

         4.2 Conditions to Obligations of Seller. The obligations of Seller to complete the sale of the Shares to be sold hereunder on the Closing Date and to perform its other obligations hereunder to be performed at or prior to the Closing are subject to the satisfaction at the Closing on the Closing Date of the following conditions (any one or more of which and of Section 4.3 below may be waived in the sole discretion of Seller):

         4.2.1 Representations and Warranties True and Correct. Buyer's and Guarantor's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except that any such representations and warranties which are made expressly as of or with reference to a specified date need only have been true and correct in all material respects on and as of such specified date.

         4.2.2 Compliance with Agreement. Buyer and Guarantor shall each have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed at or before the Closing on the Closing Date.

         4.2.3 Related Agreements. Each of the Related Agreements required to be executed and delivered at or prior to the Closing shall have been duly executed and delivered by Buyer and each of its Affiliates which is to be a party thereto and, subject to execution and delivery of any thereof to be executed and delivered by Seller or any of its Affiliates, shall be in full force and effect. Buyer, the Company and CEVCO shall have taken all actions contemplated by the Shareholders Agreement to elect or appoint officers and directors of the Company and CEVCO conforming to the board and officer composition requirements of the Shareholders Agreement.

         4.2.4 Turbine Lease Counterguarantee. Guarantor shall have executed and delivered to Seller a turbine lease counterguarantee or other credit support with respect to the counterguarantee of a portion of Seller's guarantee obligations incurred in connection with the assignment and transfer of rights and obligations under the turbine lease between Seller and UFB Locabail identified in Schedule 2.1.9(a)(ii) hereto, in form and substance satisfactory to Seller ("Turbine Lease Counterguarantee").

         4.3 Mutual Conditions.

         4.3.1 Governmental Consents. All consents of Governmental Entities that may be required to be obtained as a condition to closing the transactions contemplated hereby in compliance with Legal Requirements shall have been obtained.

         4.3.2 No Injunction, etc. No action or proceeding shall have been instituted by any Governmental Entity in any court or in or before any governmental agency or other authority to enjoin, restrain, prohibit, or impose any material restrictions upon the conduct of any business in connection with, the consummation of the transactions contemplated hereby, which would legally prevent Buyer and/or Seller from consummating such transactions or which would make the consummation of such transactions commercially infeasible for either Buyer or Seller.

         4.3.3 Permis d'Exploitation. The aggregate capital expenditures required to be incurred by the Company in order to obtain a new permis d'exploitation for the Company shall not be projected to exceed forty five million French Francs (FF 45,000,000).

                                   ARTICLE 5


                                    CLOSING

         5.1 Closing. The closing hereunder ("Closing") shall take place at the offices of Seller's counsel, Jones, Day, Reavis & Pogue, 62 rue du Faubourg Saint Honore, 75008 Paris, France, at 9:00 A.M. local time, on the business day selected by the parties which is at the latest seven (7) business days after the parties have indicated to each other that all conditions to Closing contained in Article 4 have been or may be met within seven (7) business days, and in any case not later than November 15, 1997, or at such other place and at such other time and date as may be mutually agreed upon in writing by Buyer and Seller ("Closing Date), and shall be immediately preceded by the closing of the transactions contemplated by the CEVCO Stock Purchase Agreement.

         5.2 Deliveries. At the Closing:

         5.2.1 Seller's Deliveries. Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                  (a) Duly signed and completed stock powers ("ordres de mouvement") in favor of Buyer or its designee(s) for all of the Shares purchased hereunder.

                  (b) The stock transfer register (registre des mouvements de titres) and the stockholder register (registre des comptes d'actionnaires) of the Company.

                  (c) A certified copy of the minutes of all meetings of shareholders and directors of the Company and of CEVCO held since their formations, including the minutes of their shareholders' meetings approving the Transfer Agreement and the CEV Transfer Agreement and the transactions contemplated thereby.

                           (ii) A certified copy of the minutes or relevant extracts thereof of all meetings of board of directors

         (and of shareholders if required) of Seller approving the Transfer Agreement, the CEV Transfer Agreement, this Agreement and the transactions contemplated hereby.

                  (d) An "extrait K-bis" of each of the Company and CEVCO dated no earlier than three months prior to the Closing Date.

                  (e) Executed counterparts of each of the Related Agreements.

                  (f) A certificate of a duly authorized officer of Seller dated the Closing Date attesting as to the fulfillment of the conditions set forth at Sections 4.1.1 and 4.1.2 above as of the Closing Date.

                  (g) Those contractual consents under Material Contracts required pursuant to Section 4.1.7 hereof.

         5.2.2 Buyer's Deliveries. Buyer shall deliver, or shall cause to be delivered, to Seller the following:

                  (a) The payment of the Purchase Price by bank wire transfer in immediately available funds as set forth at Section 1.2(b) hereof, to the account previously designated by Seller to Buyer.

                  (b) Funds in the full amount of the Refunded Intragroup Indebtedness.

                  (c) Certified copies of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and all other documents referred to herein to which Buyer is to be a party on or prior to the Closing Date and the consummation of the transactions contemplated hereby.

                  (d) Certified copies of the resolutions of the Board of Directors of Guarantor authorizing the execution and delivery of this Agreement and all other documents referred to herein to which Guarantor is to be a party on or prior to the Closing Date and the consummation of the transactions contemplated hereby.

                  (e) An "extrait K-bis" of Buyer dated no earlier than three months prior to the Closing Date.

                  (f) Executed counterparts of each of the Related Agreements.

                  (g) Copies of all documents incident to the Noteholder Offer to Purchase and the completion of the Proposed Financing.

                  (h) Certificates of duly authorized officers of Buyer and Guarantor dated the Closing Date attesting as to the fulfillment of the conditions set forth at Sections 4.2.1 and 4.2.2 above as of the Closing Date.

                  (i) The Turbine Lease Counterguarantee, duly executed by Guarantor.


                                   ARTICLE 6

                                INDEMNIFICATION


         6.1 Indemnification by Seller. Subject to the terms and conditions of this Agreement (and, with respect to Environmental Indemnifiable Losses, as defined in Section 7.3 below, subject to Article 7 hereof), Seller agrees to indemnify and hold Buyer, the Company and CEVCO harmless from and against any and all liabilities, obligations, damages, deficiencies, losses, claims, actions, lawsuits, proceedings, judgments, demands, costs, penalties, and expenses (including reasonable attorneys' fees) ("Indemnifiable Losses") suffered or incurred by Buyer and/or the Company and/or CEVCO and arising or resulting from:

                  (a) any breach of any representation or warranty of Seller contained in Section 2.1 hereof, (except to the extent any such breach is waived by Buyer pursuant to Section 4.1 hereof and except to the extent Buyer had actual knowledge thereof prior to Closing and failed to disclose such breach to Seller);

                  (b) any breach by Seller of any covenant or obligation of Seller contained in this Agreement;

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with the transactions contemplated hereby;

                  (d) those items specifically listed on Schedule 6.1; or

                  (e) any claim by (or by another Person on behalf of) any current or former employee of the Division or the CEV business for death, personal injury or related loss, expense, damage, liability or disability, incurred as the result of exposure to asbestos or asbestos-containing material during the course of such employment in so far as the employee becomes aware of the injury within twenty (20) years of Closing.

         6.2 Indemnification by Buyer. Subject to the terms and conditions of this Agreement (and, with respect to Environmental Indemnifiable Losses, as defined in Section 7.3 below, subject to Article 7 hereof), Buyer agrees to indemnify and hold Seller harmless from and against any and all Indemnifiable Losses suffered or incurred by Seller and arising or resulting from:

                  (a) any breach of any representation or warranty of Buyer or Guarantor contained in Section 2.2 or 2.3 hereof, except to the extent any such breach is waived by Seller pursuant to Section 4.2 hereof;

                  (b) any breach by Buyer or Guarantor of any covenant or obligation of Buyer or Guarantor contained in this Agreement; or

                  (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer or Guarantor (or any Person acting on behalf of Buyer or Guarantor) in connection with the transactions contemplated hereby.

         6.3 When Payable. Indemnification under this Article 6 and Article 7 hereof shall be payable with respect to any claim concerning an Indemnifiable Loss or an Environmental Indemnifiable Loss upon the occurrence of the earliest of (a) any payment required to be made to any tax or other administrative authority with respect to any claim from such authority, (b) the resolution of such claim by mutual agreement between Seller and Buyer and/or the Company and/or CEVCO, as the case may be, (c) the issuance of a jugement executoire par provision provided however that if a final judgment subsequently reverses in whole or in part the jugement executoire par provision, the Indemnified Party shall promptly reimburse to the Indemnifying Party as and when cash is actually received by the Indemnified Party from any claimant an amount equal to the amount received by such Indemnified Party as a result of this final judgment up to the amount paid by the Indemnifying Party as a result of such claim, (d) the issuance of a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between Seller and Buyer and/or the Company and/or CEVCO, as the case may be, or (e) the final settlement of such claim with a third party pursuant to mutual authorization by Seller and Buyer.

         6.4 Limitations on Indemnification. (a) Neither (i) the aggregate indemnification obligations of Seller under Section 6.1 above, nor (ii) the aggregate indemnification obligations of Buyer under Section 6.2 above, shall exceed fifty percent (50%) of the Total Enterprise Value.

         (b) Notwithstanding any other provision of this Agreement: (i) no claim in respect of any individual event or occurrence shall be deemed to give rise to an Indemnifiable Loss (other than an Environmental Indemnifiable Loss, as to which Section 7.8 shall apply) unless and until the liability, loss or damage claimed exceeds fifty thousand French Francs (FF

50,000), it being understood that individual events or occurrences of a substantially similar nature that arise out of a single or directly related origins, facts or circumstances shall be aggregated for purposes hereof as a single Indemnifiable Loss; and (ii) neither Buyer (or the Company or CEVCO, as the case may be) nor Seller shall be entitled to make a claim under Section 6.1 or Section 6.2 respectively unless and until the aggregate amount of claims for Indemnifiable Losses (other than an Environmental Indemnifiable Loss, as to which Section 7.8 shall apply)) under clause (i) above exceeds three million French Francs (FF 3,000,000), in which event (subject to clause (i) above) such party may assert its right to indemnification hereunder only to the extent of the excess provided however, that breaches of Seller's covenants set forth at Sections 3.1.5 and 3.1.6 shall not be subject to the limitations set forth at paragraph (a) or clauses (b)(i) or (ii) above and provided further that for purposes of paragraphs (b)(i) and (b)(ii) above and Section 7.8(a) below Indemnifiable Losses and Environmental Losses shall be calculated without regard to any associated insurance recovery.

         (c) Any limitations on Seller's indemnification obligations set forth in paragraphs (a) and (b) above or in Section 6.6 below shall not be deemed to limit or qualify Seller's obligation to transfer the full amount of the Transferred Assets and the CEV Transferred Assets pursuant to the Transfer Agreement and the CEV Transfer Agreement respectively, and in the event of breach of Seller's obligations pursuant to such agreements and to Section 2.1.1(b)(iii) and Section 2.1.1(c)(iii) hereof, Seller shall be under the obligation of specific performance to transfer and convey to the Company or CEVCO, as the case may be, such assets as should have been comprised within the Transferred Assets or the CEV Transferred Assets, as the case may be.

         6.5 Procedures Relating to Indemnification of Third Party Claims. (a) A party ("Indemnified Party") shall use its Best Efforts to notify the party obligated to provide indemnification under this Agreement ("Indemnifying Party") of any claim for any indemnification provided for under this Agreement (including claims for Environmental Indemnifiable Losses) in respect of, arising out of or involving a claim or demand made by any person against the Indemnified Party ("Third

Party Claim"), in writing, in reasonable detail and promptly, and in any event within thirty (30) business days of the date the Indemnified Party shall have knowledge of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The failure of an Indemnified Party so to notify an Indemnifying Party or to deliver such copies shall not disqualify such Indemnified Party from receiving indemnification from such Indemnifying Party and shall not constitute a breach of this Agreement unless and to the extent that such failure to notify materially and adversely affects the ability of the Indemnifying Party to defend against any such Third Party Claim.

         (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume, at its own expense, the defense thereof with counsel selected by the Indemnifying Party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above).

         (c) If the Indemnifying Party so elects to assume the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or prosecution thereof. Such cooperation shall include (upon the Indemnifying Party's request) the retention and the provision to the Indemnifying Party of records and information to the extent practicable which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and which would not otherwise adversely affect the Indemnified Party.

         (d) Should the Indemnifying Party elect not to assume the defense of any Third Party Claim, it shall cooperate at its cost with the Indemnified Party in the defense or prosecution thereof and shall supply the Indemnified Party with all applicable information, records or documents it may have to ensure the best defense of the Indemnified Party.

         6.6 Survival of Indemnification. The right of either party to make a claim for any Indemnifiable Loss under Section 6.1(a) or 6.2(a) shall survive the Closing Date until the second anniversary of the Closing Date and any such claim once made within such period shall survive and be indemnifiable in accordance with the terms hereof, except that (i) claims for breach of Section
2.1.23 shall survive for nine (9) months after the Closing Date; (ii) claims for Environmental Indemnifiable Losses shall be governed by Section 7.9 hereof;
(iii) claims for breach of Sections 2.1.3(a),(b) and (c) and Section 2.1.19 shall survive for the applicable statute of limitation period plus sixty (60) days and (iv) claims for breaches of Sections 2.1.3(d) and (e) shall survive the Closing Date until the tenth anniversary of the Closing Date and (v) claims with respect to the matters identified in Schedule 6.1 shall survive for the respective periods set forth therein.

         6.7 Miscellaneous Provisions. (a) The amount of any indemnity payable hereunder on account of an Indemnifiable Loss or an Environmental Indemnifiable Loss shall (subject to the second proviso at Section 6.4(b)) be reduced by any insurance proceeds received by the Indemnified Party with respect thereto, and further reduced by the value of any net tax benefit or tax savings realized or reasonably determined to be realizable by the Indemnified Party as a result of or related to the foregoing (including without limitation a tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, loss and/or credits), and increased by any tax incurred or reasonably expected to be incurred by the Indemnified Party as a result of or related to the foregoing (including without limitation any tax related to the inclusion, if required by law, in gross income of insurance proceeds or a payment pursuant hereto) so that the net indemnity received after tax corresponds to the Indemnifiable Loss or Environmental Indemnifiable Loss after taxes. For the calculation of the Indemnifiable Loss or Environmental Indemnifiable Loss, tax savings and tax costs will be calculated so that the savings and costs will be optimized in an equitable fashion.

         (b) Any indemnity payment by Seller to Buyer, the Company and/or CEVCO on account of an Indemnifiable Loss or an Environmental Indemnifiable Loss shall be understood to constitute damages and not a reduction in the Purchase Price. Such payment by Seller shall be made to the persons (as between the Company, CEVCO and/or Buyer) that shall have actually suffered the Indemnifiable Loss or the Environmental Indemnifiable Loss and to the extent made to the Company or CEVCO, the Company or CEVCO shall be third party beneficiaries of Buyer's rights and remedies in respect of the Indemnifiable Loss or the Environmental Indemnifiable Loss (by way of example, in respect of breaches of representations, warranties or covenants with regard to the Division, the CEV business and/or the Company's business or CEVCO's business, the Indemnifiable Loss or Environmental Indemnifiable Loss shall be paid to the Company and/or CEVCO, as the case may be (and, to the extent Seller shall fail to make such payment Buyer shall have a direct right of action against Seller), but any breach of representations, warranties or covenants with regard to title to Shares constitutes an Indemnifiable Loss directly and actually suffered by Buyer and therefore shall be paid directly to Buyer), provided that, upon Buyer's request, the payment of an Indemnifiable Loss or an Environmental Indemnifiable Loss by Seller with respect to a Third Party Claim may be made directly to the third party claimant.


                                   ARTICLE 7

                         ENVIRONMENTAL INDEMNIFICATION


         7.1 Environmental Indemnification by Seller. Subject to the terms and conditions of this Agreement, Seller agrees to indemnify and hold (subject to Section 6.7(b) hereof) Buyer and Company and/or CEVCO and their respective officers, directors, employees, agents, successors and assigns harmless from and against any and all Environmental Indemnifiable Losses (as defined at Section 7.3 below) suffered or incurred by Buyer or Company and/or CEVCO resulting from (a) any breach of representation or warranty of Seller contained in Section 2.1.17 hereof, or (b) any Remedial Action (as defined at Section 7.3 below) for which responsibility is to be borne by Seller in accordance with
Section 7.5 hereof.

         7.2 Environmental Indemnification by Buyer. Subject to the terms and conditions of this Agreement, Buyer agrees to indemnify and hold (subject to Section 6.7(b) hereof) Seller and Company and/or CEVCO and their respective officers, directors, employees, agents, successors and assigns harmless from and against any and all Environmental Indemnifiable Losses suffered or incurred by Seller or Company and/or CEVCO resulting from any Remedial Action for which responsibility is to be borne by Buyer in accordance with Section 7.5 hereof.

         7.3 Environmental Indemnifiable Losses. "Environmental Indemnifiable Losses" means any and all damages, costs, claims, losses, liabilities, penalties, fines, judgments and expenses (including reasonable legal, consulting and engineering fees and expenses) imposed by, under or pursuant to Environmental

Laws, and shall also include without limitation all costs and expenses related to Remedial Action. "Remedial Action" means any and all actions required (a) by a Governmental Entity or by applicable Environmental Laws, (b) on account of a Third Party Claim, (c) to respond to an event materially adversely affecting the conduct of any of Seller's, Company's and/or CEVCO's business or (d) to respond to an imminent and/or substantial hazard to human health or to the Environment, to investigate, monitor, clean up, contain, cure, neutralize, remediate, remove or treat any Release and shall comprise any actions required under relevant Environmental Laws or Legal Requirements in respect of brine wells at the Hauterives site.

         7.4 Environmental Survey. Prior to the date hereof, Seller and Buyer have jointly retained Dames & Moore to perform an environmental assessment of the Sites, including soil and groundwater sampling, in accordance with the scope of work set forth at Schedule 7.4 hereto, in order to establish a baseline with respect to the presence of certain Contaminants as of the Closing Date (the "Survey"). A copy of the Survey is attached hereto as Schedule 7.4.

         7.5 Responsibility for Remedial Action. Subject to Sections 7.1 and
7.2 hereof, (a) Seller shall bear responsibility for Remedial Action relating to (i) Non-Listed Contaminants; and (ii) Listed Contaminants, up to the concentrations set forth in Schedule 7.5, unless and to the extent attributable to the operation of Seller's business after the Closing Date, in which case Seller shall bear such responsibility. Buyer shall bear responsibility for Remedial Action relating to Listed Contaminants for the concentrations exceeding the concentrations set forth in Schedule 7.5, unless and to the extent attributable to the operation of Seller's business after the Closing Date, in which case Seller shall bear such responsibility. In the event that Remedial Action is conducted for Common Contaminants that are attributable to the conduct of both Company's (and/or CEVCO's) business and Seller's business (other than through Seller's interests in Company or CEVCO), responsibility for such Remedial Action shall be shared between Company and Seller in proportion to the respective responsibility of Company's, CEVCO's and/or Seller's business for such Release. Any dispute regarding the allocation of responsibility of Listed Contaminants that cannot be resolved by good faith negotiation among the parties within thirty (30) days after any party has delivered the other party written notice of the dispute, shall be submitted to such independent environmental consultant as may be mutually agreed between Buyer and Seller. Said consultant shall, in reliance upon the conclusions of the Survey and any other information the consultant chooses to rely on, including new information developed at the Sites through additional investigation, make a determination as to the appropriate allocation of responsibility for Remedial Action, based upon its evaluation of the respective responsibilities of the parties as regards the relevant Releases that are subject of the Remedial Action. If said consultant can not determine the origin of the Release(s) of Listed Contaminants, and as a result, the proportion of the respective responsibility of Company's, CEVCO's and/or Seller's business for such Release(s), then responsibility for such Remedial Action shall be shared equally between Company and Seller. If Seller and Buyer can not agree on the choice of such consultant within a period of thirty (30) days, or if the consultant mutually chosen by Seller and Buyer shall not accept such mission, either party shall be entitled to request the designation of an independent environmental consultant by the President of the Court of Commerce of Nanterre. The fees and expenses of such consultant shall be shared equally by Seller and Buyer.

         (b) Notwithstanding anything herein to the contrary, any Environmental Indemnifiable Losses (to the extent that such Environmental Indemnified Losses relate to Remedial Action(s)) arising from or relating to the Sites attributable to the operation of Company during joint ownership shall be allocated in accordance with the portion of shares owned by Buyer and Seller.

         (c) It is understood and agreed between the parties that if and to the extent a Remedial Action is required pursuant to a change in Environmental Law after the Closing Date, the portion of the Environmental Indemnifiable Loss resulting from such change in Environmental Law shall be borne by Company.

         (d) Buyer shall inform Seller promptly of (i) the results of all non-routine measurements and sampling of Contaminants on the Sites as may be undertaken by or on behalf of Buyer,

Company, CEVCO or their Affiliates, (ii) any material Release, and (iii) any changes in the use of raw materials and/or industrial procedures or processes, at the Sites from and after the Closing Date to the extent such measurement, Release or changes may be relevant to the allocation of responsibility between Buyer and Seller under Section 7.5(a) hereof. Buyer, Company, CEVCO or their Affiliates shall use its Best Efforts to keep Seller informed of any action with relevant Governmental Entities or any building work or action that may give rise to an enquiry, proceeding or claim with respect to an Environmental Indemnifiable Loss unless Buyer, Company, CEVCO or their Affiliates shall have previously consulted with Seller in such regard. To the extent such changes in the use of raw materials or industrial procedures or processes are considered by Buyer and Seller to be relevant to the allocation of responsibility between Buyer and Seller under Section 7.5(a) hereof, either party may require that an independent environmental consultant, to be mutually agreed upon by Buyer and Seller, be retained to conduct a new environmental Site(s) assessment to establish a new baseline for the allocation of responsibility between Buyer and Seller pursuant to Section 7.5(a) hereof. If Seller and Buyer can not agree on the choice of such consultant within a period of thirty (30) days, or if the consultant mutually chosen by the Seller and Buyer shall not accept such mission, either party shall be entitled to request the designation of an independent environmental consultant by the President of the Court of Commerce of Nanterre. The fees and expenses of the consultant shall be shared equally by Seller and Buyer.

         7.6 Procedures with Respect to Remedial Actions.

         (a) Subject to the terms and conditions of Section 6.5 hereof, if a Third Party Claim is made against an Indemnified Party with respect to an Environmental Indemnifiable Loss, the Indemnifying Party shall be entitled to discuss and negotiate with the relevant third party or Governmental Entity as regards the Third Party Claim and in particular as regards any proposed Remedial Action, it being understood that the Indemnified Party shall also have the right to participate in such discussions and negotiations. To this effect, the Indemnified Party shall promptly inform the Indemnifying Party of any pending or threatened claim or enforcement action, and notify in advance and afford the Indemnifying Party the opportunity to participate in any proposed meeting or discussion with such third party or Governmental Entity. The Indemnified Party shall also provide to the Indemnifying Party all relevant information and documents received from such third party or Governmental Entity as required by Section 6.5 hereof.

         (b) The Indemnifying Party shall be entitled to monitor or cause an independent consultant of its choice to monitor the conduct of the Remedial Actions. Before initiating any Remedial Action, the Indemnified Party shall prepare, with the input of the Indemnifying Party, a written document describing in detail the scope, nature, methodology and estimated cost of Remedial Actions to be taken (the "Plan"). Preparation of the Plan shall be deemed a Remedial Action. The Plan shall be prepared in accordance with Environmental Laws and shall not unreasonably interfere with the conduct of business of the Indemnified Party. Unless otherwise agreed between the parties, the Indemnified Party shall be the entity in charge of the conduct of the Remedial Actions. The Indemnifying Party shall not be liable to indemnify the Indemnified Party for any and all Remedial Actions made outside the scope of the Plan. Any dispute regarding the Plan that cannot be resolved by good faith negotiation among the Indemnifying Party and the Indemnified Party shall be submitted to such independent environmental consulting firm as may be mutually agreed between the Indemnifying Party and Indemnified Party. The Indemnified Party may commence implementation of the Plan prior to the resolution of any dispute regarding the Plan and shall be indemnified in accordance with the terms of this Article 7 for the costs incurred in implementing (i) the nondisputed sections of the Plan and (ii) the disputed sections of the Plan to the extent approved by the independent environmental consulting firm. If the Indemnifying Party and Indemnified Party can not agree on the choice of such independent environmental consulting firm within a period of thirty (30) days, or if the independent environmental consulting firm mutually chosen by the parties shall not accept such mission, either party shall be entitled to request the designation of an independent environmental consulting firm by the President of the Court of Commerce of Nanterre. The fees and expenses of such independent environmental consulting firm shall be shared equally by the Indemnifying Party and Indemnified Party.

         (c) In the event of an imminent hazard to human health or the Environment, Company or Seller may initiate a Remedial Action without a Plan as it deems appropriate under the circumstances. The party responding to the imminent hazard shall promptly notify the other party of the hazard and its response to the hazard. Such Remedial Action shall be subject to the indemnification provisions of this Article 7, insofar as subsequently ratified by the Indemnifying Party, or in the event of dispute, through the dispute resolution procedures in Section 7.6(b) hereof. After the imminent hazard has been abated, any follow-up Remedial Actions shall be performed pursuant to
Section 7.6(b) hereof.

         7.7 Access. (a) Seller shall be entitled to visit the Real Property and the Division at least four times a year at dates mutually agreed with Buyer, during the period of survival of indemnification defined at Section 7.9 below.

         (b) Until such time as Company has received, in its name, Classified Installation Permits for its operating facilities, Seller and Buyer shall ensure that the manager of Seller's facility at Pont de Claix ("directeur d'etablissement") shall have reasonable access to Company's operating facilities to ensure compliance with Environmental Laws, and this manager shall have the responsibility and authority to make decisions with respect Company's operations and give instructions to Company employees in the event of imminent hazards to human health and the environment.

         7.8 Limitations on Environmental Indemnification.

         (a) Notwithstanding any other provision of this Agreement, neither Seller nor Buyer shall be entitled to make a claim under Section 7.1 or 7.2 hereof, unless and until the aggregate amount of Environmental Indemnifiable Losses suffered by Seller or Buyer respectively, or Company and/or CEVCO exceeds three million French Francs (FF 3,000,000), in which event Seller and Buyer may assert their rights to indemnification thereunder to the full amount of the Environmental Indemnifiable Loss.

         (b) Subject to the provisions of Section 7.5 hereof, the aggregate indemnification obligations of Seller for any Environmental Indemnifiable Losses resulting from a Remedial Action relating to a Release of Division Contaminants shall not exceed 50% of the Total Enterprise Value and Seller's indemnification obligation for any such individual Remedial Action shall not exceed the percentage of the amount of any such Environmental Indemnifiable Loss set forth in Schedule 7.8(b) hereto. The indemnification obligations of Seller for any Environmental Indemnifiable Losses resulting from a breach of representation or warranty contained in Section 2.1.17 hereof shall not exceed three hundred fifty million French Francs (FF 350,000,000). The indemnification obligations of Seller for any Environmental Indemnifiable Losses resulting from a Remedial Action relating to a Release of Non-Listed Contaminants or Common Contaminants shall not be capped. Subject to the provisions of Section 7.5 hereof, the aggregate indemnification obligations of Buyer for any Environmental Indemnifiable Losses resulting from a Remedial Action relating to a Release of Division Contaminants shall not exceed 50% of the Total Enterprise Value. The indemnification obligations of Buyer for any Environmental Indemnifiable Losses resulting from a Remedial Action relating to a Release of Common Contaminants shall not be capped.

         7.9 Survival of Indemnification.

         (a) The right of Buyer to make a claim for Environmental Indemnifiable Losses resulting from a Remedial Action relating to Division Contaminants shall survive the Closing Date for a period of ten (10) years. The right of Buyer to make a claim for Environmental Indemnifiable Losses resulting from a breach of representation or warranty contained in Section 2.1.17 hereof shall survive the Closing Date for a period of five (5) years. The right of Buyer to make a claim for Environmental Indemnifiable Losses resulting from a Remedial Action relating to Non-Listed Contaminants or Common Contaminants shall survive the Closing Date and shall have no termination date.

         (b) The right of Seller to make a claim for Environmental Indemnifiable Losses resulting from a Remedial Action relating to Division Contaminants shall survive the Closing Date for a period of ten (10) years (provided however, that Seller shall not be precluded after the expiration of such period from bringing any action arising under general principles of law). The right of Seller to make a claim for Environmental Indemnifiable Losses resulting from a Remedial Action relating to Common Contaminants shall survive the Closing Date and shall have no termination date.

         (c) Claims for Environmental Indemnifiable Losses shall be made in accordance with Section 6.5 (as regards Third Party Claims) or otherwise in writing, in reasonable detail and promptly, and in any event within thirty (30) business days of the date the Indemnified Party shall have knowledge of such claim, provided that the failure of an Indemnified Party so to notify an Indemnifying Party shall not disqualify such Indemnified Party from receiving indemnification from such Indemnifying Party and shall not constitute a breach of this Agreement unless and to the extent that such failure to notify materially and adversely affects the ability of the Indemnifying Party to defend against any such claim.

         7.10 Indemnification by Company. For that period of time after the Closing during which Seller shall remain sole permittee of the Classified Installation Permit for the Pont de Claix facility, Company shall indemnify and hold Seller and its officers, directors, employees, agents, successors and assigns harmless from and against any and all Environmental Indemnifiable Losses (as defined in Section 7.3 of this Agreement) suffered or incurred by Seller as permittee of the Classified Installation Permit for the Pont de Claix facility and arising or resulting solely from the acts of Company; provided, however, that Company shall have no obligation to indemnify Seller insofar as such Indemnifiable Losses are attributable to the actions or inactions of Seller.

         7.11 Saint Fons Facility. Subject to Section 7.8 hereof, Seller shall indemnify and hold Buyer and Company and their respective officers, directors, employees, agents, successors and assigns harmless from and against any and all Environmental Indemnifiable Losses resulting or arising from the operation of the Saint Fons facility prior to the Closing Date. The indemnification obligation of Seller under this Section 7.11 shall have no termination date.

                                   ARTICLE 8

                                  TERMINATION


         8.1 Termination. This Agreement may, by notice given in writing prior to or at the Closing, be terminated by (a) mutual written consent of the parties hereto; or (b) by Buyer, if any of the conditions provided for in
Section 4.1 and Section 4.3 of this Agreement has not been satisfied by October 15, 1997, or if satisfaction of any such condition becomes impossible or impracticable (other than through the failure of Buyer or Guarantor to comply with its obligations under this Agreement), and Buyer has not waived such condition by such date (in which case, and save as set forth in Section 8.3, the sole remedy for Buyer and Guarantor shall be termination of this Agreement without liability or indemnity); or (c) by Seller, if the condition to Buyer's obligation provided for at Section 4.1.8 of this Agreement has not been satisfied by September 30, 1997 or if any of the conditions provided for in
Section 4.2 and Section 4.3 of this Agreement has not been satisfied by October 15, 1997, or if satisfaction of any such condition becomes impossible or impracticable (other than through the failure of Seller or the Company to comply with its obligations under this Agreement), and Seller has not waived such condition by such date (in which case, the sole remedy for Seller shall be termination of this Agreement without liability or indemnity).

         8.2 Consequences. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 8: (a) this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 11.5(e) relating to certain expenses, (ii) Section
3.4.1 relating to publicity, (iii) Section 3.4.2 relating to confidentiality,
(iv) Sections 2.1.15, 2.2.3 and 2.3.7 relating to finder's fees and broker's fees, (v) Article 10 relating to the guaranty of Buyer's obligations by Guarantor and (vi) this Section 8.2; and (b) all confidential information provided by either party to the other shall be returned to such first party or, upon such first party's instruction, destroyed.

         8.3 Breach of Covenant. Notwithstanding the foregoing, nothing in this
Article 8 shall be deemed to release any party from any liability for any willful breach by such party of any of its covenants set forth in this Agreement.


                                   ARTICLE 9

                                  DEFINITIONS


         For purposes of this Agreement, the following terms have the meanings specified or referred to below:

                  "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person. A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "controlled" person, whether through ownership of voting securities, by contract, or otherwise.

                  "Base Statements" has the meaning specified in Section 1.3.1(b) of this Agreement.

                  "Benefit Plans" has the meaning specified in Section 2.1.18(a) of this Agreement.

                  "Best Efforts" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby.

                  "Business Day" or "business day" means any day other than a Saturday, Sunday or a public bank holiday, or the equivalent, for banks generally under the laws of the

         Republic of France, or for banks generally in the City of New York, New York, U.S.A.

                  "Buyer" has the meaning specified in the introductory paragraph of this Agreement.

                  "Buyer's Auditor" shall mean Ernst & Young.

                  "Cash and Inventory" has the meaning specified in Section 1.3.2(b) of this Agreement.

                  "CEV" has the meaning specified in the recitals of this Agreement.

                  "CEVCO" has the meaning specified in the recitals of this Agreement.

                  "CEVCO Base Statement" has the meaning specified in Section 1.3.1(b) of this Agreement.

                  "CEVCO Closing Statement" has the meaning specified in
         Section 1.3.3(b) of this Agreement.

                  "CEVCO Purchase and Supply Agreement" has the meaning specified in Schedule 3.4.4 of this Agreement.

                  "CEVCO Shares" has the meaning specified in the recitals of this Agreement.

                  "CEVCO Stock Purchase Agreement" has the meaning specified in the recitals of this Agreement.

                  "CEVCO Transfer" has the meaning specified in the recitals of this Agreement.

                  "CEVCO Transfer Agreement" has the meaning specified in the recitals of this Agreement.

                  "CEV Transferred Assets" has the meaning specified in Section
         4.1.4 of this Agreement.

                  "CEV Transferred Liabilities" has the meaning specified in
         Section 4.1.4 of this Agreement.

                  "Closing Statement" has the meaning specified in Section
         1.3.3 of this Agreement.

                  "Common Contaminant" means any Listed Contaminant which is stored, processed, generated, manufactured, handled or otherwise used by Seller's business (other than Company or CEVCO) and by Company or CEVCO after the Closing Date at either the Pont de Claix site or the Hauterives site, but only if such substance is stored, processed, generated, manufactured, handled or otherwise used by both parties at the same site.

                  "Company" has the meaning specified in the introductory paragraph of this Agreement.

                  "Company Base Statement" has the meaning specified in Section 1.3.1(a) of this Agreement.

                  "Company Closing Statement" has the meaning specified in
         Section 1.3.3(a) of this Agreement.

                  "Contaminants" means those substances, including Hazardous Materials, whose Releases are regulated by, or form the basis of liability under, any Environmental Laws.

                  "Contract" means any oral or written agreement, contract, obligation, promise, or undertaking that is legally binding.

                  "Conveyed Real Property" has the meaning specified in Section 2.1.8(b) hereto.

                  "Disputed Items" has the meaning specified in Section 1.3.4 of this Agreement.

                  "Division" has the meaning specified in the recitals of this Agreement.

                  "Division Contaminants" means those Listed Contaminants stored, processed, generated, manufactured, handled or otherwise used by the Division prior to the Closing Date and solely by Company after the Closing Date.

                  "Encumbrance" means any legally binding charge, claim, condition, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "enforceability", "binding and enforceable in accordance with its terms" or terms of similar import, where they describe an obligation of a party to any agreement, shall be deemed in all cases to be subject to applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect.

                  "Environmental Indemnifiable Losses" has the meaning specified in Section 7.3 of this Agreement.

                  "Environmental Laws" means any and all treaties, laws, regulations, orders, decrees, judgments, injunctions, permits, approvals, authorizations or permissions in each case in force and effect in France, applicable to the running of the business of the Division, the CEV business, Company's business, CEVCO's business and/or Seller's business, and relating to the protection of the environment.

                  "Environmental Permits" means all permits and authorizations of any Governmental Entity under any Environmental Laws as presently in effect.

                  "Final Closing Statements" has the meaning specified in
         Section 1.3.4(b) of this Agreement.

                  "Governmental Entity" or "Governmental Entities" means any State authority or any court of competent jurisdiction, administrative agency or commission or other authority or instrumentality, domestic or foreign, including any court, administrative agency, commission or other organ of the European Union.

                  "Governmental Permits" has the meaning specified in Section 2.1.16(a) of this Agreement.

                  "Guarantor" has the meaning specified in the introductory paragraph of this Agreement.

                  "Hauterives Services and Supply Agreement" has the meaning specified in Schedule 3.4.4 of this Agreement.

                  "Hazardous Materials" means all materials or substances regulated as explosive, flammable, toxic, hazardous or radioactive pursuant to any Environmental Laws.

                  "Indemnifiable Losses" has the meaning specified in Section
         6.1 of this Agreement.

                  "Indemnified Party" has the meaning specified in Section 6.5 of this Agreement.

                  "Indemnifying Party" has the meaning specified in Section 6.5 of this Agreement.

                  "Independent Accounting Firm" has the meaning specified in
         Section 1.3.4(a) of this Agreement.

                  "Industrial Property" has the meaning specified in Section 2.1.7(a) of this Agreement.

                  "Intellectual Property" has the meaning specified in Section 2.1.7(a) of this Agreement.

                  "Intragroup Indebtedness" means the sum of FF 156,000,000, as defined in Schedule 3.3.3.

                  "June 30 Statements" has the meaning specified in Section
         2.1.4 of this Agreement.

                  "knowledge"--an individual will be deemed to have "knowledge" of a particular fact or other matter if:

                           (a) such individual is actually aware of such fact
                  or other matter; or

                           (b) a prudent individual could be expected to
                  discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

                  "Legal Requirement" means any and all treaties, laws, regulations, orders, decrees, judgments, injunctions, permits, approvals, authorizations or permissions in each case, as in force and effect on the date hereof in France, applicable to the running of the business of the Division or the CEV business, exclusive of Environmental Laws.

                  "Licenses" has the meaning specified in Section 2.1.7(a) of this Agreement.

                  "Listed Contaminants" means those Contaminants and Hazardous Materials listed in Schedule 7.5.

                  "material", when used in connection with the Division or the CEV business, shall mean material to the business of the Division or the CEV business, respectively.

                  "Material Adverse Change" shall mean:

                           (a) with reference to Seller, the Company, CEVCO,
                  the Division or the CEV business, any change in the business of the Division or the CEV business (which, for the purposes hereof, shall be deemed not to comprise (i) changes that result from general economic or political conditions or other conditions affecting the chemical industry generally (including prices of raw material and finished products); or (ii) environmental conditions that may give rise to actual or potential requirements of Remedial Action, as to which
                  Article 7 hereof shall apply) that is materially adverse to the financial condition or results of operations of the Division or the CEV business and that shall not have been cured by Seller at or before the Closing Date; and

                           (b) with reference to any other person, any change
                  in the financial condition or results of operations of such person, taken as a whole, which is materially adverse.

         In determining the materiality of any changes for purposes of this definition, reference shall be made to the most recent audited financial statements of the person involved.

                  "Material Contracts" has the meaning specified in Section 2.1.11(a) of this Agreement.

                  "Movable Property" has the meaning specified in Section 2.1.9(a) of this Agreement.

                  "Non-Listed Contaminants" means those Contaminants and Hazardous Materials other than the Listed Contaminants.

                  "Noteholder Offer to Purchase" means the offer to purchase to be addressed by Guarantor to the holders of U.S.$100,000,000 aggregate original principal amount of its 13% Senior Notes due 2004.

                  "Option Lease Agreement" has the meaning specified in
         Schedule 3.4.4 of this Agreement.

                  "Ordinary Course of Business": an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                           (a) such action is consistent with the past
                  practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                           (b) such action is similar in nature and magnitude
                  to actions customarily taken, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "Permitted Encumbrances" has the meaning specified in Section 2.1.8(b) of this Agreement.

                  "Person" or "person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

                  "Proposed Financing" has the meaning specified in Section
         2.3.4 of this Agreement.

                  "Purchase Price" has the meaning specified in Section 1.2(a) of this Agreement.

                  "Post-Closing Adjustment Amounts" has the meaning specified in Section 1.3.5 of this Agreement.

                  "Real Property" has the meaning specified in Section 2.1.8(a) of this Agreement.

                  "Refunded Intragroup Indebtedness" means the sum of FF 66,300,000, as defined in Section 3.3.3.

                  "Release" means any spill, omission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation, loss of confining or migration of any Contaminant or Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, groundwater, soils, land surface, subsurface strata, workplace, or structure).

                  "Records" has the meaning specified in Section 3.4.3 of this Agreement.

                  "Reference Date" has the meaning specified in Section 1.3.1(a) of this Agreement.

                  "Refunded Intragroup Indebtedness" has the meaning specified in Section 3.3.3 of this Agreement.

                  "Related Agreements" has the meaning specified in Section
         3.4.4 of this Agreement.

                  "Remedial Action" has the meaning specified in Section 7.3 of this Agreement.

                  "Seller" has the meaning specified in the introductory paragraph of this Agreement.

                  "Seller's Auditor" shall mean Coopers & Lybrand.

                  "Seller's Accounting Principles" has the meaning specified in
         Section 2.1.4 of this Agreement.

                  "Shareholder Agreement" has the meaning specified in Schedule
         3.4.4 of this Agreement.

                  "Shares" has the meaning specified in the recitals of this Agreement.

                  "Sites" means the Pont de Claix and Hauterives sites.

                  "Survey" has the meaning specified in Section 7.4 of this Agreement.

                  "Third Party Claim" has the meaning specified in Section 6.5 of this Agreement.

                  "Total Enterprise Value" shall mean four hundred fifty eight million four hundred seventy four thousand French Francs (FF 458,474,000).

                  "Trade Secrets" has the meaning specified in Section 2.1.7(a) of this Agreement.

                  "Transfer" has the meaning specified in the recitals of this Agreement.

                  "Transfer Agreement" has the meaning specified in the recitals of this Agreement.

                  "Transferred Assets" has the meaning specified in Section
         4.1.3 of this Agreement.

                  "Transferred Liabilities" has the meaning specified in
         Section 4.1.3 of this Agreement.

                  "Turbine Lease Counterguarantee" has the meaning specified in
         Section 4.2.4 of this Agreement.

                  "U.S. Legal Requirement" means any and all federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, treaty, law, ordinance, principle of common law, regulation, statute or decree, judgement, injunction, permit, approval, authorization or permission in force and effect on the date hereof in the United States of America.


                                  ARTICLE 10

                                   GUARANTY


         10.1 Guaranty of LaRoche Obligations. Guarantor hereby irrevocably guarantees to Seller, as a primary obligor ("cautionnement solidaire sans faculte de revocation; la caution renonce au benefice de discussion et de division"), the due, punctual and complete payment and performance of all of Buyer's obligations under this Agreement.

         10.2 Costs of Enforcement. Guarantor agrees to reimburse Seller for all reasonable costs and expenses (including legal fees and expenses) incurred by it in connection with the legalization, registration and enforcement of this guaranty.

         10.3 Payment Currency. All payments under this guaranty shall be made in French Francs.

         10.4 Obligations Survive Termination. The obligations of Guarantor under this Article shall survive termination of this Agreement (a) as to any obligations of Buyer which survive termination of this Agreement, and (b) as to any obligations of Buyer which remained unsatisfied as of the termination of this Agreement.


                                  ARTICLE 11

                                 MISCELLANEOUS


         11.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by courier service (with document tracking capabilities), such as chronopost, DHL or Federal Express, etc., to the parties at the following addresses or facsimile numbers:

              (a)       If to Buyer or Guarantor, to it at:

              1100 Johnson Ferry Road N.E.
              Atlanta, Georgia 30342-1708, U.S.A.
              Attn.:   Philip P. Gura, Esq.
              Executive Director of Legal Affairs
              Facsimile No.: 1 (404) 851-0327

              and

              Attn.:   William G. Osborne
              Vice President
              Facsimile No.: (1) (404) 851-0324
              with a copy to:

              Stephane J. Cournot
              C.L. & A.
              5, rue Beaujon
              75006 Paris, FRANCE
              Facsimile No.: (33) (1) 53.81.53.30

         (b)  If to Seller, to it at:

              25 quai Paul Doumer
              92408 Courbevoie Cedex, FRANCE
              Attn:  Fred Scetbon
              Facsimile No.: (33) (1) 47.68.22.50

              with a copy to:

              Wesley R. Johnson, Esq.
              Jones, Day, Reavis & Pogue
              62 rue du Faubourg Saint-Honore
              75008 Paris, FRANCE
              Facsimile No.: (33) (1) 49.24.04.71

All such notices, requests and other communications will (i) such notices, requests and( if delivered personally to the address as provided in or pursuant to this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in or pursuant to this Section, be deemed given upon sending, if promptly confirmed by mail, and (iii) if delivered by courier in the manner described above to the address as provided in or pursuant to this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

         11.2 Entire Agreement. This Agreement, the Schedules and the Exhibits hereto represent the entire understanding and agreement and supersedes all prior agreements, understandings or arrangements among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such amendment, supplement, modification or waiver is sought. Buyer acknowledges that Seller has made no representation or warranty to Buyer, and that Buyer has relied on no representation or warranty, other than those specifically set forth herein.

         11.3 Article and Section Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.4 Applicable Law/Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of France. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three or more arbitrators appointed in accordance with the said Rules (and in accordance with French law requirements to ensure the adequate representation of each party's interests). The arbitrators shall be fluent in French and in English. The arbitration proceedings shall take place in Paris and shall be conducted in French and/or English, each party being free to determine the language it will use during the proceedings (i.e. hearings, briefs, oral and written communications, etc. shall be fully accepted in the French language or in the English language without translation from French to English nor from English to French). More specifically, documentary exhibits in the French language will be admissible without an English translation thereof and documentary exhibits in the English language will be admissible without a French translation thereof, provided that when used in the English version of this Agreement, French language words or terms shall have their precise French meanings.

         11.5 Taxes and Governmental Charges; Expenses. (a) Transfer taxes in accordance with the terms of Article 726-1(Degree) of the French Tax Code shall be borne by the purchaser of the Shares (it being understood that transfers of interests in CEVCO are subject to the fixed duty of FF 500 pursuant to Article 680 of the French Tax Code).

         (b) All notarial costs and expenses in connection with any transactions contemplated by this Agreement shall be borne by the parties involved in accordance with the prevailing custom in France in similar transactions as to the allocation to or among such parties of such costs and expenses; provided, however that Seller shall bear the costs of recording the transfer of Conveyed Real Property to the extent such costs shall exceed FF 600,000 in the aggregate.

         (c) Whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the preparation, negotiation, execution and administration of this Agreement and the closing of any transactions contemplated by this Agreement.

         11.6 Waiver. Any party may, by written notice to another party: (a) extend the time for the performance of any of the obligations or other actions of such other party; (b) waive any inaccuracies in the representations of such other party contained in this Agreement; or (c) waive compliance with any of the agreements of such other party contained in this Agreement or waive or consent to the modification of performance of any of the obligations of such other party. No other action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition, or agreement contained herein.

         11.7 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any Legal Requirement, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         11.8 Payments and Computations; Judgment and Successor Currency. (a) All amounts payable hereunder shall be payable in French Francs. All payments to be made hereunder shall be made not later than 11:00 A.M. (Paris, France time) on the date due in same day funds.

         (b) If for the purpose of obtaining judgment in any court, it is necessary to convert a sum due from any party in the currency expressed to be payable (the "Specified Currency") into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the party to whom such payment is to be made could purchase the Specified Currency with such other currency at the main Paris, France office of Banque de France on the Business Day following that on which final judgment is given. The obligations of each party in respect of any amount due shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by the party to whom such amount is owed of any sum adjudged to be so due in such other currency such party may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the amount originally due to such party in the Specified Currency, the applicable party obligated to pay such amount agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the Specified Currency so purchased exceeds the amount originally due to such party, such party agrees to remit such excess to such obligor party.

         (c) The term "French Francs" shall be deemed to comprise any successor currency that shall hereafter be legal tender in France, converted in accordance with the parity fixed between the French Franc and such successor currency.

         11.9 Language. All notices, communications, evidence, reports, opinions and other documents given or to be given under this Agreement shall be made in the French or English language, provided that when used in the English version of this Agreement, French language words or terms shall have their precise French meanings.

         11.10. Counterparts. This Agreement may be executed in four or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         11.11. Assignment. The rights and obligations under this Agreement may not be assigned or delegated, in whole or in part, to any third party without the prior written consent of the other parties hereto.


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the day and year first above written.





RHONE-POULENC CHIMIE S.A.

By:    /s/ Fred SCETBON
       --------------------------------

Title: Manager M&A



LII EUROPE S.A.R.L.

By:    /s/ William G. Osborne
       --------------------------------
Title:
       --------------------------------


LAROCHE INDUSTRIES INC.

By:    /s/ W. Walter LaRoche
       --------------------------------

Title: Chairman
       --------------------------------


RHONE L S.A.S.

RHONE L S.A.S.

By:    /s/ Chantal RUBIN
       --------------------------------

Title: President
       --------------------------------


[handwritten mention of Guarantor: "bon pour cautionnement solidaire sans faculte de revocation - s/s _____ pour LaRoche Industries Inc."]

                                LIST OF EXHIBITS




Exhibit I:                 Transfer Agreement.

Exhibit II:                CEV Transfer Agreement.

Exhibit III:               CEVCO Stock Purchase Agreement


Schedule 1.3.5                                             Post-Closing Adjustments - Company
                                                           ------------------------   -------

                                                           Closing Date           Reference Date
                                                           ------------           --------------
Company Cash and Inventory

          Raw material, work in
          process, finished goods                            8,000,000                8,442,589

          Industrial supplies                               11,000,000               11,262,296
                                                            ----------               ----------

          Total inventory                                   19,000,000               19,704,885

          Loans to Employees                                    60,000                   71,031

          Other Employee Related Loans/
          Advances                                              28,000                2,690,784

          TVA prepayment                                       500,000                  614,825
                                                               -------                  -------
          Total                                             19,688,000               23,081,525
          -----

Transferred Liabilities

          Pension provision                                 18,000,000               18,091,056

          Atochem debt                                      19,788,000               23,690,381

          Other personnel entitlements                       8,000,000                8,524,331

          Turnaround provision                               7,000,000                7,425,472

          Accrued Charges                                      900,000                  912,000
                                                               -------                  -------
          Total                                             53,688,000               58,643,240
          -----

                                                           (34,000,000)             (35,561,715)

         Post-Closing Adjustment of FF 1,561,715 due by Company to Seller


Schedule 1.3.5                                                 Post-Closing Adjustments - CEVCO
                                                               --------------------------------

                                                            Closing Date            Reference Date
                                                            ------------            --------------

CEVCO Cash and Inventory

         Raw material, work in
         process, finished goods                            10,000,000               10,595,865

         Industrial supplies                                 1,983,000                2,845,708
                                                            ----------               ----------

         Total inventory                                    11,983,000               13,441,573

         Loans to Employees                                    767,000                  827,827

         Prepayment (Turbine Lease)                          7,850,000                7,755,648
                                                            ----------               ----------
         Total                                              20,600,000               22,025,048
         -----

CEVCO Transferred Liabilities

         Pension provision                                   4,300,000                4,325,907

         Other personnel entitlements                        2,300,000                2,306,285
                                                            ----------               ----------
         Total                                               6,700,000                6,632,191
         -----
                                                            14,000,000               15,392,856

         Post-Closing Adjustment of FF 1,392,856 due by Seller to CEVCO

                                  Schedule 6.1

                           Indemnifiable Disclosures


1. Seller shall indemnify and hold the Company harmless from and against any Indemnifiable Losses incurred by the Company as a result of any failure to complete the title formalities and procedures contemplated by the last sentence of Section 2.1.8(b), subject to Section 6.6 (iii) hereof.

2. Seller shall indemnify and hold the Company harmless, subject to Section 6.4(a) and for a period of five (5) years from and after the Closing Date, from and against Indemnifiable Losses incurred by the Company as a result of any municipal order or injunction requiring the Company to effect improvements at the Pont de Claix site, and based on the argument that the transfer of the Conveyed Volume should have been effected by means of a lotissement in accordance with French zoning and land regulation statutes. In determining the amount of the resulting Indemnifiable Loss, the capital value of such improvements shall be given due consideration. To the extent it can be demonstrated that improvements would in all events have been required to be undertaken by the Company or CEVCO within a three (3) year period after such municipal order or injunction to comply with Environmental Laws or Legal Requirements, the expenditures related to such improvements shall not be deemed Indemnifiable Losses (a "but for test").

3. Seller shall indemnify and held the Buyer and the Company harmless from and against any Indemnifiable Losses incurred by the Company or the Buyer as a result of any claim by any Person arising under or in connection with the Benefit Plans or any pension, retirement, bonus, profit sharing, stock purchase, stock option, company savings or other benefit plans of Seller or any of Seller's Affiliates, whether or not disclosed on Schedule 2.1.18(a) or (b) or on Schedule 2.1.14 or on any of the other Schedules hereto, subject to
Section 6.6 (iii) hereof.

4. Seller shall indemnify and held the Buyer and the Company harmless from and against any Indemnifiable Losses incurred by the Company or the Buyer as a result of any claim in respect of, in connection with, or arising from, any taxes, imposts, assessments, charges or duties imposed or imposable upon Seller, the Company, CEVCO, the Division or their respective Affiliates or any of their respective businesses or assets, unless otherwise specifically agreed to the contrary herein, whether or not set forth on any Schedule hereto, subject to Section 6.6 (iii) hereof.

5. Seller shall indemnify and held the Buyer and the Company harmless from and against any Indemnifiable Losses incurred by the Company or the Buyer as a result of any claim arising or that may arise, by virtue of the transactions contemplated hereby and by the Related Agreements, under applicable bulk sales laws or other laws protecting creditors against the transfer of Division and CEVCO assets (including inventory and goods), subject to Section 6.6 (iii) hereof.

6. Seller shall indemnify and held the Buyer and the Company harmless from and against any Indemnifiable Losses incurred by the Company or the Buyer as a result of any claim, action, lawsuit, arbitration, judicial or administrative claim pending or threatened against Seller or the Company or against the assets or business of the Division or the CEV business or any judgment, order or decree entered in any lawsuit relating to the Division or the Company or CEVCO or the CEV business (collectively "Litigation") (a) which relates to or arises out of the conduct of the Division or the CEV prior to the Closing Date or (b) which questions the Related Documents or the transactions contemplated hereby or the consummation thereof provided however that with respect to Litigation under paragraph (a) above, the survival periods set forth in Section 6.6 hereof shall apply and be determined in accordance with the subject matter of such Litigation.

                                Schedule 7.8(b)


                            Percentage of the Amount
                 of any Environmental Indemnifiable Loss Below
                      the Limit set forth in Schedule 7.5

===============================================================================
               Year                                  Percentage of the amount
                                                       of any Environmental
                                                        Indemnifiable Loss
-------------------------------------------------------------------------------
                 1                                             100%
-------------------------------------------------------------------------------
                 2                                             100%
-------------------------------------------------------------------------------
                 3                                             100%
-------------------------------------------------------------------------------
                 4                                             100%
-------------------------------------------------------------------------------
                 5                                             100%
-------------------------------------------------------------------------------
                 6                                              80%
-------------------------------------------------------------------------------
                 7                                              60%
-------------------------------------------------------------------------------
                 8                                              40%
-------------------------------------------------------------------------------
                 9                                              20%
-------------------------------------------------------------------------------
                10                                              10%
===============================================================================